Filed Pursuant to Rule 424(b)(2)
Registration No. 333-210785-01

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion,

Preliminary Prospectus Supplement dated June 13, 2016

PRELIMINARY    PROSPECTUS    SUPPLEMENT

(To Prospectus dated June 13, 2016)

AK Steel Corporation

$380,000,000

    % Senior Secured Notes due 2023

AK Steel Corporation (“AK Steel”) is offering $380,000,000 principal amount of     % Senior Notes due 2023. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on              and              of each year, beginning on                     , 2016. The notes will mature on                     , 2023 and will be fully and unconditionally guaranteed by the direct parent of AK Steel, AK Steel Holding Corporation (“AK Holding”), and AK Tube LLC and AK Steel Properties, Inc., two wholly-owned subsidiaries of AK Steel (AK Holding and the Subsidiary Guarantors are collectively the “Guarantors”).

Prior to                     , 2019, the notes will be redeemable at a price equal to 100% plus a make-whole premium, plus accrued and unpaid interest. The notes will be redeemable on or after                     , 2019 at the redemption prices specified under “Description of Notes—Optional Redemption”, plus accrued and unpaid interest. In addition, we may redeem up to 35% of the notes before                     , 2019 with the net cash proceeds from certain offerings of AK Holding’s common stock at a redemption price of     % plus accrued and unpaid interest.

If AK Steel experiences certain kinds of changes of control, it must offer to purchase the notes. If a change of control repurchase event occurs, subject to certain conditions, AK Steel must give holders of the notes an opportunity to sell to AK Steel the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of Notes—Change of Control”.

The notes will be AK Steel’s senior secured obligations and will be secured by first priority liens on the plant, property and equipment (other than certain excluded property, and subject to permitted liens) of AK Steel and the Subsidiary Guarantors and any proceeds of the foregoing. The notes and the note guarantees will rank pari passu in right of payment with all existing and future senior indebtedness of AK Steel and the Guarantors; effectively senior to all of the unsecured indebtedness of AK Steel and the Subsidiary Guarantors to the extent of the value of the notes collateral; senior in right of payment to all of the future subordinated indebtedness of AK Steel and the Guarantors (as defined herein); and effectively junior to their obligations under AK Steel’s asset-based revolving credit facility to the extent of the value of the collateral securing such facility. The notes also will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes.

Concurrently with this offering, AK Steel launched a cash tender offer (the “Cash Tender Offer”) for any and all of its currently outstanding 8.750% senior secured notes due 2018 (the “existing secured notes”). AK Steel is offering to purchase the existing secured notes at a purchase price of $1,047.50 for each $1,000 principal amount of existing secured notes validly tendered and accepted by us on or before the Cash Tender Offer expiration time. AK Steel intends to use the net proceeds from this offering, together with cash on hand and/or borrowings from its revolving credit facility, to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest. The Cash Tender Offer is not being made pursuant to this prospectus supplement or the accompanying prospectus. AK Steel intends to redeem any of the existing secured notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing secured notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering and the closing of this offering is contingent on the repayment or discharge of the existing secured notes.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and under the caption “Item 1A.—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

	Per Note	Total
Public offering price(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest, if any, from , 2016.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                     , 2016.

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan	Wells Fargo Securities

Citigroup	Credit Suisse	Goldman, Sachs & Co.

Co-Managers
BMO Capital Markets	Citizens Capital Markets, Inc.	Fifth Third Securities

ING	PNC Capital Markets LLC	Regions Securities LLC

June     , 2016

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Steel Holding Corporation (“AK Holding”) and its consolidated subsidiaries, including AK Steel Corporation (“AK Steel”).

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement and the documents that are incorporated by reference herein that are based on our management’s beliefs and assumptions and on information available to our management at the time such statements were made. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in our forward-looking statements. You should not rely on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry;

•	increased global steel production and imports;

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•	changes in the cost of raw materials and energy;

•	our significant amount of debt and other obligations;

•	severe financial hardship or bankruptcy of one or more of our major customers or key suppliers;

•	reduced demand in key product markets due to competition from aluminum or other alternatives to steel;

•	excess inventory of raw materials;

•	supply chain disruptions or poor quality of raw materials;

•	production disruption or reduced production levels;

•	our healthcare obligations;

•	our pension obligations;

•	not reaching new labor agreements on a timely basis;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	regulatory compliance and changes;

•	climate change and greenhouse gas emission limitations;

•	conditions in the financial, credit, capital and banking markets;

•	our use of derivative contracts to hedge commodity pricing volatility;

•	potential permanent idling of facilities;

•	inability to fully realize benefits of margin enhancement initiatives; and

•	information technology security threats and cybercrime.

The risk factors discussed under “Risk Factors” in this prospectus supplement and under similar headings in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update our forward-looking statements other than as required by law.

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SUMMARY

This summary does not include all information you should consider before investing in the notes offered hereby. For a more complete understanding of our business and the notes, we urge you to carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements” and the financial statements and the related notes incorporated by reference herein.

Business Overview

We operate eight steelmaking and finishing plants, two coke plants and two tube manufacturing plants across six states—Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. These operations produce flat-rolled carbon, specialty stainless and electrical steels that we sell in sheet and strip form, and carbon and stainless steel that we finish into welded steel tubing. We also produce metallurgical coal through our AK Coal Resources, Inc. subsidiary. In addition, we operate trading companies in Mexico and Europe that buy and sell steel and steel products and other materials.

We sell flat-rolled carbon steel products, consisting of coated, cold-rolled and hot-rolled carbon steel products, primarily to automotive manufacturers and their suppliers, as well as to customers in the infrastructure and manufacturing market. The infrastructure and manufacturing market primarily includes electrical transmission, heating, ventilation and air conditioning equipment, and appliances. We also sell carbon steel products to distributors, service centers and converters, who may further process these products before reselling them. We sell our stainless steel products to manufacturers and their suppliers in the automotive industry, to manufacturers of food handling, chemical processing, pollution control and medical and health equipment and to distributors and service centers. We sell our electrical steel products in the infrastructure and manufacturing market primarily to manufacturers of power transmission and distribution transformers, both for new and replacement installation. We also sell electrical steel products to manufacturers of electrical motors and generators. We sell our carbon steel products principally to customers in the United States. We sell our electrical and stainless steel products both domestically and internationally. Our customer base is geographically diverse and there is no single country outside the United States where our sales are material compared to our total net sales.

In 2014, we acquired Severstal Dearborn, LLC (“Dearborn”). The assets acquired include integrated steelmaking assets located in Dearborn, Michigan, the Mountain State Carbon, LLC cokemaking facility located in Follansbee, West Virginia, and interests in joint ventures that process flat-rolled steel products.

For the twelve months ended March 31, 2016, we shipped approximately 7.0 million tons of steel products, and generated revenue of approximately $6.5 billion, net income (loss) attributable to AK Holding of $(216.3) million and adjusted EBITDA of $417.0 million. See “Summary Historical Financial and Operating Data” for a reconciliation of adjusted EBITDA to net income (loss).

For additional information, including information with respect to our customers, markets, properties and raw material needs, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequently filed Quarterly Report on Form 10-Q, which are incorporated by reference herein.

Recent Developments

On May 3, 2016, AK Holding completed the public offering of 59,800,000 shares of common stock, par value $0.01, including the exercise in full of an over-allotment option of 7,800,000 shares of Common Stock.

AK Holding received net proceeds from the Equity Offering (as defined below), after underwriting discounts and commissions and estimated offering fees and expenses, of approximately $249.0 million. AK Holding used the net proceeds from the Equity Offering to repay outstanding borrowings under AK Steel’s asset-based revolving credit facility. We refer to the equity offering and the application of proceeds therefrom as the “Equity Offering.”

Additional information

AK Holding is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and its telephone number at that address is (513) 425-5000. Our internet address is www.aksteel.com. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

THE OFFERING

Issuer	AK Steel Corporation, a Delaware corporation.

Notes Offered	$380.0 million aggregate principal amount of % Senior Secured Notes due 2023.

Maturity Date	, 2023.

Interest	% per year. Interest will accrue from the Issue Date and will be payable semiannually in arrears on and each year, beginning on , 2016.

Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by AK Holding, the direct parent of AK Steel, and on a senior secured basis by AK Tube LLC (“AK Tube”) and AK Steel Properties, Inc. (“AK Steel Properties” and together with AK Tube, the “Subsidiary Guarantors”), two wholly-owned subsidiaries of AK Steel. AK Holding and the Subsidiaries are collectively referred to herein as the “Guarantors.”

Optional Redemption	AK Steel may redeem all or any portion of the notes prior to , 2019 at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium, plus accrued and unpaid interest to the redemption date. AK Steel may redeem all or any portion of the notes beginning on , 2017 at the redemption prices set forth in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

In addition, before , 2019, AK Steel may redeem up to 35% of the aggregate principal amount of notes originally issued (calculated after giving effect to any additional notes) with the proceeds of certain public offerings of our common stock at % of their principal amount plus accrued and unpaid interest. AK Steel may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.

Change of Control	If a change of control repurchase event occurs, subject to certain conditions, AK Steel must give holders of the notes an opportunity to sell to AK Steel the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of Notes—Change of Control.” AK Steel may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes). See “Risk Factors—Risks Relating to the Notes and this Offering—Risks associated with change of control provisions in the indenture governing the notes and in our Credit Facility.”

Ranking	The notes will be our senior secured obligations and will rank:

•	pari passu in right of payment with all of our existing and future senior debt but effectively senior to all unsecured debt to the extent of the value of the notes collateral;

•	senior in right of payment to any of our future subordinated debt;

•	effectively junior to any obligations that are secured by assets that are not part of the notes collateral, including the inventory, receivables, intellectual property and related assets and any proceeds of the foregoing (collectively, the “ABL Collateral”), which secure the obligations under our Credit Facility; and

•	effectively junior in right of payment to the obligations of the subsidiaries of AK Steel that do not guarantee the notes.

As of March 31, 2016, on an adjusted basis giving effect to the Equity Offering and the use of proceeds therefrom, this offering and the repayment of the existing secured notes:

•	we had no other debt secured ratably with the notes by liens on the notes collateral but had $297.8 million of outstanding debt and $72.9 million of outstanding letters of credit under our Credit Facility secured by the ABL Collateral;

•	we had $1,449.5 million of unsecured senior debt; and

•	our non-guarantor subsidiaries had $48.1 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

Notes Collateral	The notes will be secured by first priority liens on the plant, property and equipment of AK Steel and the Subsidiary Guarantors (other than certain excluded property, and subject to permitted liens) and proceeds thereof.

See “Description of Notes—Security.”

Under certain circumstances, the indenture and the security documents governing the notes will permit us and all the guarantors to incur additional debt that also may be secured by liens on the notes collateral that are equal or junior to the liens securing the notes. See “Description of Notes—Security—Collateral Trust Agreement.”

Mandatory Offer to Repurchase Following Certain Asset Sales
If we sell certain notes collateral and do not reinvest the net proceeds in notes collateral in compliance with the indenture that will govern the notes, we must offer to repurchase the notes at 100% of their aggregate principal amount, plus accrued and unpaid interest.

Certain Covenants	AK Steel will issue the notes under the indenture, which will, among other things, limit AK Steel’s ability and the ability of its subsidiaries to:

•	create liens on its and their assets;

•	incur subsidiary debt;

•	engage in sale/leaseback transactions; and

•	engage in a consolidation, merger or sale of assets.

The indenture will also restrict the activities of AK Holding. These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes—Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds from the issuance and sale of the notes will be approximately $353.1 million after deducting the underwriting discounts and commissions, estimated offering expenses payable by us and premium for the repurchase and/or redemption of the existing secured notes. We intend to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer and accrued and unpaid interest and estimated offering expenses payable by us. AK Steel intends to redeem any of the existing secured notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing secured notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering and the closing of this offering is contingent on the repayment or discharge of the existing secured notes. See “Use of Proceeds” and “Capitalization.”

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders	For the U.S. federal income tax consequences of the holding and disposition of the notes, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Risk Factors	Investing in the notes involves risks. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page S-10 in this prospectus supplement and under similar headings in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequently filed Quarterly Report on Form 10-Q, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment in the notes.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following summary historical consolidated financial data as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 has been derived from our unaudited condensed consolidated financial statements, and the summary historical consolidated financial data as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 has been derived from our audited consolidated financial statements, and all such financial statements are incorporated by reference in this prospectus supplement. The summary historical consolidated financial data as of March 31, 2015 has been derived from our unaudited condensed consolidated financial statements and our summary historical consolidated balance sheet data as of December 31, 2013 has been derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement.

This information is only a summary. You should read the data set forth in the table below in conjunction with our unaudited condensed consolidated financial statements and the accompanying notes as of and for the three months ended March 31, 2016 and 2015 and our audited consolidated financial statements and the accompanying notes as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, which are incorporated by reference herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference in this prospectus supplement.

The following information (other than balance sheet data) for the twelve months ended March 31, 2016 was derived by adding our results for the three months ended March 31, 2016 to our results for the year ended December 31, 2015, and then deducting from it our results for the three months ended March 31, 2015.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2013	2014	2015	2015	2016
				(unaudited)		(unaudited)
(dollars in millions, except per share and per ton data)
Net sales	$5,570.4	$6,505.7	$6,692.9	$1,750.9	$1,518.8	$6,460.8
Costs of products sold (exclusive of items shown separately below)	5,107.8	6,007.7	6,032.0	1,608.6	1,365.5	5,788.9
Selling and administrative expenses (exclusive of items shown separately below)	205.3	247.2	261.9	69.2	63.5	256.2
Depreciation	190.1	201.9	216.0	55.4	53.7	214.3
Pension and OPEB expense (income) (exclusive of corridor charge shown below)	(68.6)	(92.5)	(63.0)	(16.1)	(11.9)	(58.8)
Pension and OPEB net corridor charge	—	2.0	131.2	—	—	131.2
Charge for facility idling	—	—	28.1	—	—	28.1

Total operating costs	5,434.6	6,366.3	6,606.2	1,717.1	1,470.8	6,359.9

Operating profit	135.8	139.4	86.7	33.8	48.0	100.9
Interest expense	127.4	144.7	173.0	43.9	42.8	171.9
Impairment of Magnetation investment	—	—	(256.3)	(256.3)	—	—
Impairment of AFSG investment	—	—	(41.6)	—	—	(41.6)
Other income (expense)	(1.4)	(21.1)	1.4	(16.7)	(0.7)	17.4

Income (loss) before income taxes	7.0	(26.4)	(382.8)	(283.1)	4.5	(95.2)
Income tax expense (benefit)	(10.4)	7.7	63.4	7.7	0.1	55.8

Net income (loss)	17.4	(34.1)	(446.2)	(290.8)	4.4	(151.0)
Less: Net income (loss) attributable to noncontrolling interests	64.2	62.8	62.8	15.5	18.0	65.3

Net income (loss) attributable to AK Holding	$(46.8)	$(96.9)	$(509.0)	$(306.3)	$(13.6)	$(216.3)

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2013	2014	2015	2015	2016
				(unaudited)		(unaudited)
(dollars in millions, except per share and per ton data)
Basic and diluted earnings per share:
Net income (loss) per share attributable to AK Holding’s common stockholders	$(0.34)	$(0.65)	$(2.86)	$(1.72)	$(0.08)	$(1.22)
Other financial and cash flow data:
Capital investments	$(63.6)	$(81.1)	$(99.0)	$(28.3)	$(28.8)	$(99.5)
Net cash flows from operating activities	(110.2)	(322.8)	200.3	(2.7)	136.7	339.7
Net cash flows from investing activities	(98.5)	(857.8)	(47.5)	(33.9)	(28.9)	(42.5)
Net cash flows from financing activities	27.0	1,205.5	(166.4)	55.8	(51.4)	(273.6)
Balance sheet data (as of period end):
Cash and cash equivalents	$45.3	$70.2	$56.6	$89.4	$113.0	$113.0
Working capital(1)	372.2	832.8	763.6	884.9	750.7	750.7
Total assets(1)	3,579.1	4,828.0	4,084.4	4,527.1	3,987.3	3,987.3
Current portion of long-term debt	0.8	—	—	—	—	—
Long-term debt (excluding current portion)(1)	1,479.6	2,422.0	2,354.1	2,499.6	2,336.4	2,336.4
Current portion of pension and postretirement benefit obligations	85.9	55.6	77.7	55.1	78.4	78.4
Pension and other postretirement benefit obligations (excluding current portion)	965.4	1,225.3	1,146.9	1,201.1	1,132.4	1,132.4
Total equity (deficit)	192.7	(77.0)	(595.6)	(392.9)	(611.6)	(611.6)
Other data (unaudited):
Amortization(2)	$9.9	$9.1	$8.4	$4.4	$2.0	$6.0
Adjusted EBITDA(3)	$255.0	$280.2	$393.4	$57.5	$81.1	$417.0
Total shipments (in thousands of tons)	5,275.9	6,132.7	7,089.2	1,750.5	1,658.2	6,996.9
Average selling price per ton	$1,056	$1,058	$942	$999	$914	$921
Adjusted EBITDA per ton	$48	$46	$55	$33	$49	$60

(1)	Our balance sheet data as of December 31, 2013 and 2014 and as of March 31, 2015 have been conformed to the presentation for the classification of deferred tax assets as of December 31, 2015 of $69.6 million, $67.7 million and $64.1 million, and debt issuance costs of $26.6 million, $30.5 million and $29.2 million.

(2)	Amortization excludes amounts that are included in interest expense.

(3)	In certain of our disclosures in this prospectus supplement, we have presented adjusted EBITDA to exclude the effects of noncontrolling interests, pension and other postretirement employee benefit (“OPEB”) net corridor charges, impairment charges for our investments in Magnetation LLC (“Magnetation”) and AFSG Holdings, Inc. (“AFSG”), charges for temporarily idling facilities and acquisition-related expenses of Dearborn. We have made these adjustments because we believe that they enhance the understanding of our financial results. We believe that reporting adjusted EBITDA with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this prospectus supplement, we have made adjustments to EBITDA to exclude the effect of noncontrolling interests, pension and OPEB net corridor charges, impairment charges for our investments in Magnetation and AFSG, charges for temporarily idling facilities and the acquisition-related expenses of Dearborn. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze our financial results in relation to those of our competitors and to our prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP and is not necessarily comparable to similarly titled measures used by other companies.

We recognize in our results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has historically only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension and OPEB expenses included in the non-GAAP measure are comparable to the accounting for pension and OPEB expenses on a GAAP basis in the first three quarters of the year and we believe this is useful to investors in analyzing our results on a quarter-to-quarter basis, as well as analyzing our results on a year-to-year basis. As a result of the corridor method of accounting, our subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when we perform a valuation. The two most significant of those assumptions are the discount rate we use to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold before remeasurement will affect the corridor adjustment calculation. The effect of prevailing interest rates on the discount rate as of the December 31 measurement date and actual return on plan assets compared to the expected return will have a significant impact on our year-end liability, corridor adjustment and following year’s expense for these benefit plans. For example, the pension/OPEB net corridor charge for 2015 was driven by actuarial losses caused primarily by (i) the net effect of the difference between the expected return on assets of 7.25% ($198.4 million) and the actual loss on assets of 3.4% ($93.6 million) (netting to a loss of $292.0 million), partially offset by (ii) an increase in the discount rate assumption used to determine the current year pension liabilities from 3.82% at December 31, 2014 to 4.15% at December 31, 2015 (an actuarial gain of approximately $96.0 million) and (iii) changes in mortality assumptions (an actuarial gain of approximately $65.0 million). Also for example, the pension corridor charge for 2014 was driven by actuarial losses caused primarily by (i) a decrease in the discount rate assumption used to determine the current year pension liabilities from 4.53% at December 31, 2013 to 3.82% at December 31, 2014 (an actuarial loss of approximately $219.0 million) and (ii) changes in mortality assumptions (an actuarial loss of approximately $245.5 million), partially offset by (iii) the net effect of the difference between the expected return on assets of 7.25% ($202.8 million) and the actual return on assets of 9.3% ($257.8 million) (netting to a gain of $55.0 million).

We believe that the corridor method of accounting for pension and other postretirement obligations is rarely used by other publicly traded companies. However, because other companies use different approaches to recognize actuarial gains and losses, our resulting pension expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension expense on a GAAP basis. Although the corridor charge reduces reported operating and net income, it does not affect our cash flows in the current period. However, we expect to ultimately settle the pension obligation in cash.

We believe that the above non-GAAP measures, when analyzed in conjunction with our GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of our business versus the GAAP results alone. You should not rely on adjusted EBITDA as a substitute for any GAAP financial measure and we encourage you to review the following reconciliation of net income (loss) attributable to AK Holding to adjusted EBITDA.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2013	2014	2015	2015	2016
				(unaudited)		(unaudited)
	(dollars in millions, except per ton data)
Net income (loss) attributable to AK Holding	$(46.8)	$(96.9)	$(509.0)	$(306.3)	$(13.6)	$(216.3)
Net income (loss) attributable to noncontrolling interests	64.2	62.8	62.8	15.5	18.0	65.3
Income tax expense (benefit)	(10.4)	7.7	63.4	7.7	0.1	55.8
Interest expense	127.4	144.7	173.0	43.9	42.8	171.9
Interest income	(1.1)	(0.7)	(1.3)	(0.3)	(0.3)	(1.3)
Depreciation	190.1	201.9	216.0	55.4	53.7	214.3
Amortization	9.9	9.1	8.4	4.4	2.0	6.0

EBITDA	333.3	328.6	13.3	(179.7)	102.7	295.7
Less: EBITDA of noncontrolling interests(a)	78.3	77.2	77.1	19.1	21.6	79.6
Pension and OPEB net corridor charge/settlement loss	—	5.5	131.2	—	—	131.2
Impairment of Magnetation investment	—	—	256.3	256.3	—	—
Impairment of AFSG investment	—	—	41.6	—	—	41.6
Charge for facility idling	—	—	28.1	—	—	28.1
Acquisition-related expenses	—	23.3	—	—	—	—

Adjusted EBITDA	$255.0	$280.2	$393.4	$57.5	$81.1	$417.0

Adjusted EBITDA per ton	$48	$46	$55	$33	$49	$60

(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2013	2014	2015	2015	2016
				(unaudited)		(unaudited)
	(dollars in millions)
Net income attributable to noncontrolling interests	$64.2	$62.8	$62.8	$15.5	$18.0	$65.3
Depreciation	14.1	14.4	14.3	3.6	3.6	14.3

EBITDA of noncontrolling interests	$78.3	$77.2	$77.1	$19.1	$21.6	$79.6

RISK FACTORS

An investment in the notes offered hereby involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, as well as other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes and This Offering

•	Risks associated with our outstanding indebtedness and other obligations. As of March 31, 2016, on an as-adjusted basis to give effect to the Equity Offering, this offering and the application of proceeds therefrom, including the Cash Tender Offer, we would have had outstanding $2,162.9 million of indebtedness (excluding unamortized discount), which includes $380.0 million of indebtedness from the new notes offered hereby and $1,782.9 million of other indebtedness, comprised of borrowings under the Credit Facility, the 5.00% Exchangeable Notes due 2019 (the “Exchangeable Notes”), the 7.625% Senior Notes due May 2020 (the “2020 Notes”), the 7.625% Senior Notes due October 2021 (the “2021 Notes”), the 8.375% Senior Notes due April 2022 (the “2022 Notes”) and $108.9 million of tax exempt and other financing obligations, all of which is indebtedness of AK Steel. As of March 31, 2016, on an as-adjusted basis to give effect to this offering, the concurrent Cash Tender Offer and the application of the proceeds, our non-guarantor subsidiaries would have had $48.1 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

Further, as of March 31, 2016, our additional obligations include $1,210.8 million of pension and other postretirement benefit obligations. At March 31, 2016, without giving effect to the Equity Offering, this offering and the application of proceeds therefrom, we had outstanding borrowings of $520.0 million and $72.9 million of outstanding letters of credit under our Credit Facility, resulting in remaining availability of $588.4 million (subject to customary borrowing conditions, including a borrowing base). At March 31, 2016, after giving effect to the Equity Offering, this offering and the application of proceeds therefrom, including the Cash Tender Offer, we would have had outstanding borrowings of $297.8 million and $72.9 million of outstanding letters of credit under our Credit Facility, resulting in remaining availability of $810.6 million (subject to customary borrowing conditions, including a borrowing base).

The amount of our indebtedness and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require a substantial portion of our cash flows to be dedicated to debt service payments, reducing the amount of cash flows available for other purposes, such as working capital, capital expenditures, acquisitions, joint ventures or general corporate purposes;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, joint ventures, general corporate purposes or other purposes;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

Our Credit Facility and other indebtedness include certain covenants that restrict us. In addition, our Credit Facility requires us to maintain compliance with a fixed charge coverage ratio if our level of availability under the Credit Facility falls below a threshold level. If we fail to make any required payment under our Credit Facility or other indebtedness or to comply with any of the financial or operating covenants included in such indebtedness, we would be in default. Holders of such indebtedness could then vote to accelerate the maturity of the indebtedness. Other creditors might then accelerate other indebtedness. If holders of indebtedness accelerate the maturity of that indebtedness, we cannot assure you that we will have sufficient assets to satisfy our obligations under that indebtedness and our other indebtedness, including the notes.

Our indebtedness under our Credit Facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase substantially, we may be unable to meet our debt service obligations under our Credit Facility and other indebtedness.

•	Risks associated with our and our subsidiaries’ ability to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. The terms of our Credit Facility and other indebtedness, including the notes, will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, our subsidiaries may incur indebtedness or other liabilities, which in the case of our non-guarantor subsidiaries would effectively be senior to the notes. If new debt or other liabilities are added to our and our subsidiaries’ current levels of indebtedness, the related risks that we and they now face could intensify.

•	Risks associated with the limited covenants in the indenture governing the notes. The indenture governing the notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, incur certain debt and enter into certain sale and leaseback transactions. The limitation on liens, limitation on subsidiary debt and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

•	Our subsidiaries, other than AK Tube and AK Steel Properties, do not guarantee the notes, which may adversely affect our ability to repay the notes and result in the notes’ structural subordination to our non-guarantor subsidiaries’ liabilities. The notes are not guaranteed by any of our subsidiaries, other than AK Tube and AK Steel Properties. A portion of our consolidated assets is held by our non-guarantor subsidiaries. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our non-guarantor subsidiaries and upon the ability of such non-guarantor subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

In the event of a bankruptcy, liquidation or reorganization of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. In the event of bankruptcy or liquidation, none of the assets of our consolidated variable interest entities would be available for distributions to us. AK Steel’s non-guarantor subsidiaries and consolidated variable interest entities generated approximately 7.8% and 8.0% of our consolidated revenues for the three months ended March 31, 2016 and year ended December 31, 2015, respectively. As of March 31, 2016, our non-guarantor subsidiaries and consolidated variable interest entities had $48.1 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

•	Risk of our cash flows proving inadequate to service our debt and provide for our other obligations, which may require us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us. Our ability to make payments on and refinance our indebtedness, including our Credit Facility and the notes, and other financial obligations, and to fund our capital expenditures, joint ventures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our Credit Facility, the Exchangeable Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes and $7.3 million of tax-exempt and other financing obligations have earlier maturity dates than the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes come due. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including the notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our Credit Facility, the Exchangeable Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes, our tax-exempt and other financing obligations or the notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

•	Risks associated with change of control provisions in the indenture governing the notes and in our Credit Facility. The indentures governing the notes, the Exchangeable Notes, the 2020 Notes, the 2021 Notes and the 2022 Notes require that, upon the occurrence of a “change of control repurchase event,” as such term is defined in the indenture, we must make an offer to repurchase the notes, the Exchangeable Notes, the 2020 Notes, the 2021 Notes and the 2022 Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Further, upon the occurrence of a fundamental change, as defined in the indenture governing the Exchangeable Notes (which, for example, would include various transactions pursuant to which AK Holding would undergo a change of control), holders may require AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest. In addition, upon the occurrence of a “make-whole fundamental change,” as defined in the indenture governing the Exchangeable Notes, prior to the maturity date, in addition to requiring AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for a holder who elects to exchange its Exchangeable Notes in connection with such event. Certain events involving a change of control will result in an event of default under our Credit Facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our Credit Facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes—Change of Control.” The acceleration of indebtedness and our inability to repurchase all the tendered notes could constitute events of default under the indenture governing the notes. No assurance can be given that we will have sufficient funds to repay any debt which is accelerated or any notes which are tendered as a result of a change of control.

•	You may not be able to determine when a change of control has occurred and may not be able to require us to purchase notes as a result thereof. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes—Change of Control.”

•	Risks associated with changes in our credit ratings or the debt markets on the market price of the notes. The price for the notes will depend on a number of factors, including:

•	our credit rating with credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us,

•	the market price of AK Holding’s common shares;

•	the market price of our other notes;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rate have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

•	Lenders under our Credit Facility, which is secured by a first priority lien on our inventory and accounts receivable, have rights senior to the rights of the holders of the notes with respect to the ABL Collateral. Obligations under our Credit Facility are, subject to certain exceptions and permitted liens, secured by a first-priority lien on certain of our accounts receivables and inventory. The notes and guarantees of the Guarantors will not be secured by a lien on the ABL Collateral. Any rights to payment and claims by the holders of the notes will, therefore, be effectively junior to any rights to payment or claims by our creditors under our Credit Facility with respect to distributions of the ABL Collateral. Only when our obligations under the ABL Facility are satisfied in full will the proceeds of these assets be available, subject to other permitted liens, to satisfy obligations under the notes and guarantees of the Guarantors. The notes will also be effectively junior in right of payment to any other indebtedness collateralized by a higher-priority lien on our assets, to the extent of the realizable value of such collateral.

•

The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes. No appraisal of the fair market value of the collateral has been made in connection with this offering and the value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. To the extent that liens, rights or easements granted to third parties encumber our assets, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. The mortgages that currently secure the existing notes described in “Use of Proceeds” (the “Existing Mortgages”) also secure Additional Secured Obligations (as defined in the Existing Mortgages), which include the notes, however, we intend to record a mortgage amendment and obtain endorsements to the existing title insurance policies (the “Existing Title Policies”) insuring the liens of the Existing Mortgages. Alternatively, new mortgages will be recorded and title insurance policies obtained. We may not be able to confirm prior to the closing of this offering that the liens of the Existing Mortgages remain in full force and effect or to record and perfect new liens on all of the collateral securing the notes. Although the indenture will contain a covenant requiring us to use commercially reasonable efforts to perfect the lien on certain of our assets as promptly as practicable following the issue date of the notes and in any event within 180 days after the issue date, no assurance can be given that such liens will be perfected on a timely basis. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including the 2020 Notes, the 2021 Notes, the 2022 Notes, the Exchangeable Notes and trade payables. The indenture permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

•

We do not expect that amendments to the existing mortgages that secured the existing secured notes, the Existing Mortgages or new mortgages on all of our owned real properties that are intended to secure the notes will be delivered and recorded at the time of the issuance of the notes. In addition, endorsements to the title policies issued in connection with the Existing Mortgages (the “Existing Title Policies”) or new title insurance policies insuring the mortgage liens in favor of the noteholders may not be delivered at the time of the issuance of the notes. No updates to the land surveys obtained in connection with the Existing Mortgages will be obtained in connection with the issuance of the notes. Any issues that we are not able to resolve in connection with the delivery and recordation of the amendments to Existing Mortgages or new mortgages, the delivery of the endorsements to the Existing Title Policies or new title insurance policies or changes to the properties not being depicted on updated surveys may impact the value of the collateral. Delivery and recordation of such amendments or mortgages after the issue date of the notes increases the risk that the liens granted by the Existing Mortgages, as amended, or new mortgages could be avoided. One or more of these mortgages may constitute a significant portion of the value of the collateral securing the notes. We expect that some or all of the amendments to the Existing Mortgages or new mortgages on some of the properties intended to secure the notes will not be filed or recorded at the time of the issuance of the notes. The properties constitute a significant portion of the value of the collateral intended to secure the notes. In addition, endorsements to the Existing Title Policies or new mortgagee title insurance policies may not be in place at the time of the issuance of the notes to insure against, among other things, losses suffered as a result of (i) the entity represented by us to be the fee owner thereof not holding valid fee title to the properties, (ii) such title being encumbered by unpermitted liens and (iii) the invalidity of the mortgage granted to the collateral agent for its benefit, and for the benefit of the trustee and the holders of the notes; provided, however, that title insurance policies were obtained for all existing mortgages in 2013-2015, evidencing valid title in the company or its subsidiaries and no unpermitted liens. There will be no independent assurance prior to issuance of the notes that all properties contemplated to be mortgaged as security for the notes will be subject to a valid and enforceable lien, or that we hold the real property interests we represent we hold, or that there will be no lien encumbering such real property interests other than those permitted by the indenture. Moreover, no updates to the land surveys obtained by the collateral agent in connection with the Existing Mortgages will be delivered at the time of the issuance of the notes. As a result, there is no independent assurance that, among other things, no change in the relevant properties has occurred since the date of the latest update to the existing surveys such that there are no encroachments, adverse possession claims, zoning or other restrictions exist with respect to the properties which could result in a material adverse effect on the value or utility of such properties; however, we expect to provide survey coverage in the title insurance based on affidavits of the company or its subsidiaries. The title insurance process could reveal certain issues that we will not be able to resolve. If we are unable to resolve any issues raised in connection with amending the Existing Mortgages or obtaining new mortgages or endorsing the Existing Title Policies or obtaining new title insurance policies, the mortgages and title insurance policies will be subject to such issues. Such issues could have a significant impact on the value of the collateral or any recovery under the title insurance policies. If we are unable to obtain any mortgage amendment or title insurance endorsement on any of the real property intended to constitute collateral for the notes, the value of the collateral securing the notes may be significantly reduced. We are required to use commercially reasonable efforts to record amendments to the Existing Mortgages or new mortgages and to obtain endorsements to the Existing Title Policies or new title insurance on the properties as promptly as practicable and in any event within 180 days following the Closing Date. Any future pledge of collateral in favor of the collateral agent for its benefit and for the benefit of the trustee and the holders of the notes, including pursuant to the mortgages, which we are not required to deliver to the collateral agent until 180 days after the Closing Date, and the other security documents delivered after the date of the indenture governing the notes, could be avoidable in bankruptcy. If we were to become subject to a bankruptcy proceeding after the issue date of the notes, any mortgage or security interest in other collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the collateral pledged pursuant to such mortgage or security interest. In addition, we may not be required to obtain title insurance for future mortgages if we already have title insurance on mortgaged property with a value (as determined by us) equal to the amount of the notes.

•

State law may limit the ability of the collateral agent, the trustee and the holders of the notes to foreclose on the real property and improvements included in the collateral. The notes will be secured by, among other things, liens on owned real property and improvements located in the States of Ohio, Indiana and Michigan and the Commonwealths of Kentucky and Pennsylvania. The laws of those states may limit the ability of the collateral agent, the trustee and the holders of the notes to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure. The holders of the notes, the trustee and the collateral agent also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

•	Certain laws and regulations may impose restrictions or limitations on foreclosure. Our obligations under the notes are secured only by the collateral described in this offering memorandum. The trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the trustee’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the notes. In addition, our business requires numerous registrations, licenses and permits. Continued operation of our steelmaking and finishing plants that are significant to the value of the collateral for the notes depends on the maintenance of such registrations, licenses and permits. Our business is subject to substantial regulation and registration, license and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such registrations, licenses and permits may be prohibited and may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of such registrations, licenses and permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary or permanent shutdown of operations may result and the value of the collateral may be significantly decreased.

•

Federal, state and local environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental cleanup costs at our facilities. The notes are secured by liens on real property that may be subject to both known and unknown environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the notes and the guarantees. Moreover, under some federal and state environmental laws, a secured lender may in some situations become subject to its debtor’s environmental liabilities, including liabilities arising out of contamination at or from the debtor’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the management of the affected facility. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could become subject to such liabilities. Before taking some actions, the collateral agent for the notes may request that you provide for its reimbursement for any of its costs, expenses and liabilities. Cleanup costs could become a liability of the collateral agent for the notes, and, if you agree to provide for the collateral agent’s costs, expenses and liabilities, you could be required to help repay those costs. You may agree to indemnify the collateral agent for the notes for its costs, expenses and liabilities before you or the collateral agent know what those amounts ultimately will be. If you agree to this indemnification without sufficient limitations, you could be required to pay the collateral agent an amount that is greater than the amount you paid for the notes. In addition, rather than acting through the collateral agent, you may in some circumstances act directly to pursue a remedy under the indenture. If you exercise that right, you could be considered to be a lender and be subject to the risks discussed above.

•	Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings. The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon the occurrence of an event of default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against AK Steel or any Subsidiary Guarantor prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of its security repossessed from a debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the indebtedness under the notes would be “undersecured” and the holders of the notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

•	The collateral is subject to casualty risks. We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

•

Risks related to the potential permanent idling of facilities that could impact the value of the collateral securing the notes. We have embarked on a strategic review of our business, which includes evaluating each of our plants and operating units to assess their viability and strategic benefits. As part of this review, we may idle—whether temporarily or permanently—certain of our existing operating units or facilities in order to exit participation in markets where we determine that our returns are not acceptable. For example, in December 2015 we temporarily idled the Ashland Works blast furnace and steelmaking operations (the “Hot End”) in order to mitigate our exposure to the carbon steel spot market. If we decide to permanently idle the Ashland Works Hot End or any other operating units or facilities, we are likely to incur significant cash expenses, including those relating to labor benefit obligations, take-or-pay supply agreements and accelerated environmental, including remediation, costs, as well as substantial non-cash charges for impairment of those assets and the effects on pension and OPEB liabilities. If we elect to permanently idle material facilities or assets, it could negatively impact the value of the collateral securing the notes and adversely affect our operations, financial results and cash flows.

•	Absent the occurrence and continuance of an event of default under the indenture governing the notes, we have control over the collateral, and the sale of particular assets by us in compliance with the indenture could reduce the pool of assets securing the notes. Absent the occurrence and continuance of any event of default under the indenture governing the notes, the indenture and the security documents relating to the collateral allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes.

•	There are circumstances other than repayment, defeasance or discharge of the notes under which the collateral securing the notes will be released automatically without your consent or the consent of the trustee or collateral agent. Under various circumstances, collateral securing the notes will be released automatically, including a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes.

•	Any future pledge of collateral might be avoidable in bankruptcy. Any future pledge of collateral in favor of the collateral agent for its benefit and for the benefit of the trustee and the holders of the notes, including pursuant to mortgages and other security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the collateral pledged pursuant to such mortgage or security document.

•	A public trading market for the notes may not be maintained. We cannot provide you with any assurances regarding your ability to sell your notes or the price at which you may be able to sell your notes. The notes may trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments and the market for similar securities. The notes will not be listed on a national securities exchange. Certain of the underwriters currently make a market in the existing notes and have informed us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will continue or be maintained.

For risks related to our business, please see Item 1A to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference herein.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the notes will be approximately $353.1 million after deducting the underwriters’ discount and commissions, estimated offering expenses payable by us and premium for the repurchase and/or redemption of the existing secured notes. We intend to use the net proceeds from this offering, together with cash on hand and/or borrowings under our Credit Facility, to pay the consideration for the Cash Tender Offer and accrued and unpaid interest. AK Steel intends to redeem any of the existing secured notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing secured notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering and the closing of this offering is contingent on the repayment or discharge of the existing secured notes. The existing secured notes have an interest rate of 8.750% and mature in December 2018. See “Capitalization.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016 on an actual basis, on a pro forma basis for the Equity Offering and on a pro forma as adjusted basis to give effect to this offering and the application of the net proceeds as described under “Use of Proceeds” and assumes 100% of the existing secured notes are tendered pursuant to the Cash Tender Offer, on or prior to the expiration date.

		As of March 31, 2016
	Actual	Pro Forma for Equity Offering	Pro Forma as adjusted
(dollars in millions unless otherwise indicated)
Cash and cash equivalents(1)(2)	$113.0	$113.0	$113.0

Short-term debt:
Current portion of long-term debt	$—	$—	$—
Long-term debt (excluding current portions):
Credit Facility(2)	520.0	271.0	297.8
8.750% Senior Secured Notes due December 2018	380.0	380.0	—
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	150.0	150.0	150.0
7.625% Senior Notes due May 2020	529.8	529.8	529.8
7.625% Senior Notes due October 2021	406.2	406.2	406.2
8.375% Senior Notes due April 2022	290.2	290.2	290.2
Notes offered hereby(3)	—	—	380.0
Industrial Revenue Bonds Due 2020 through 2028	99.3	99.3	99.3
Research and Innovation Center capital lease	9.6	9.6	9.6
Unamortized debt discount/premium and debt issuance costs	(48.7)	(48.7)	(67.1)

Total debt	$2,336.4	$2,087.4	$2,095.8

Equity:
Preferred stock, authorized 25,000,000 shares	$—	$—	$—
Common stock, authorized 300,000,000 shares of $.01 par value each (issued 178,924,901 shares on an actual basis and 238,724,901 shares pro forma for the Equity Offering; outstanding 178,377,287 shares on an actual basis and 238,177,287 shares pro forma for the Equity Offering)	1.8	2.4	2.4
Additional paid-in capital	2,268.8	2,517.2	2,517.2
Treasury stock, common shares at cost, 547,614 shares in 2016	(2.3)	(2.3)	(2.3)
Accumulated deficit	(3,070.6)	(3,070.6)	(3,079.0)
Accumulated other comprehensive income (loss)	(188.2)	(188.2)	(188.2)

Total AK Holding stockholders’ equity (deficit)	(990.5)	(741.5)	(749.9)
Noncontrolling interests	378.9	378.9	378.9

Total equity (deficit)	(611.6)	(362.6)	(371.0)

Total capitalization	$1,724.8	$1,724.8	$1,724.8

(1)	Includes cash and cash equivalents of approximately $8.0 million related to variable interest entities, for their operation or for distribution to their equity owners.

(2)	As of June 9, 2016, AK Steel’s cash and cash equivalents and borrowings under the Credit Facility were approximately $41.6 million and $195.0 million, respectively.

(3)	Assumes the issuance of notes at par.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the historical periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

Three months ended March 31, 2016	Year Ended December 31,
	2015	2014	2013	2012	2011
NM*	NM*	NM*	NM*	NM*	NM*

*	For the three months ended March 31, 2016 and the years ended December 31, 2015, 2014, 2013, 2012 and 2011, earnings were less than fixed charges by $14.5 million, $420.3 million, $74.1 million, $39.9 million, $252.1 million and $243.6 million, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary, believed to be accurate, of the terms we consider material of the documents governing our material indebtedness, but reference is made to the actual documents governing such indebtedness, which have been filed with the SEC. All such summaries are qualified in their entirety by this reference. Additionally, capitalized terms used in this “Description of Certain Indebtedness” section but not otherwise defined, herein are as defined in the relevant document referenced. You should review such documents for a complete understanding of their terms and conditions. See “Where You Can Find More Information” and “Incorporation By Reference.”

AK Steel’s Credit Facility

AK Steel is the borrower under a $1.5 billion asset-based revolving credit facility with a group of lenders (the “Credit Facility”) that expires in March 2019 and is guaranteed by AK Steel’s direct parent company, AK Holding, and by AK Steel’s direct subsidiaries, AK Tube and AK Steel Properties. The Credit Facility consists of a $1.45 billion asset-based revolving credit facility (the “Tranche A Facility”) and a $50.0 million “first-in, last-out” asset-based revolving credit facility (the “Tranche B Facility”), which Credit Facility is provided pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of March 17, 2014 (as amended by that certain First Amendment to Amended and Restated Loan Agreement, dated as of September 16, 2014, the “Credit Agreement”). The Tranche A Facility includes a $100 million swingline subfacility and a $400 million letter of credit subfacility. The Tranche B Facility allows AK Steel to maximize its eligible collateral at higher advance rates. The commitments under the Credit Facility may be increased by up to $200.0 million at AK Steel’s request, subject to the terms and conditions set forth in the Credit Agreement. The Credit Facility contains affirmative and negative covenants including, without limitation, restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. Availability is calculated as the lesser of the total commitments under the Credit Facility and eligible collateral after advance rates, less outstanding revolver borrowings and letters of credit.

The obligations under the Credit Facility are secured by the inventory and accounts receivable of AK Steel, AK Steel Properties and AK Tube, and availability under the Credit Facility fluctuates monthly based on the varying levels of eligible collateral. The Credit Facility requires maintenance of a minimum fixed charge coverage ratio of 1.00 to 1.00 during any period commencing on the day that availability under the Credit Facility is less than the greater of 10.0% of the aggregate amount of commitments or $150.0 million and continuing until availability under the Credit Facility has been greater than the greater of 10.0% of the aggregate amount of commitments or $150.0 million for the preceding 30 consecutive days.

Borrowings under the Credit Facility bear interest at the Base Rate (as defined below) or, at AK Steel’s option, LIBOR (as defined below), plus an additional interest rate margin that is determined by the average daily availability of borrowings under the Credit Facility. The additional interest rate margin for borrowings under the Tranche A Facility ranges from 0.50% to 1.00% per annum in the case of Base Rate borrowings and from 1.50% to 2.00% per annum in the case of LIBOR borrowings. For borrowings under the Tranche B Facility, the additional interest rate margin ranges from 1.75% to 2.25% per annum in the case of Base Rate borrowings and from 2.75% to 3.25% per annum in the case of LIBOR borrowings. In addition, AK Steel pays a commitment fee on the undrawn commitments under the Credit Facility from time to time according to the average daily balance of borrowings (which balance also includes outstanding letters of credit) under the Credit Facility during any month. This commitment fee on undrawn commitments applies at a rate of 0.375% per annum. AK Steel uses the Credit Facility for working capital and other general corporate purposes and does not expect the Credit Facility’s restrictions to affect or limit its ability to conduct its business in the ordinary course. “Base Rate” means, for any day, a per annum rate equal to the greater of (a) the prime rate for such day; (b) the federal funds rate for such day, plus 0.50%; or (c) LIBOR for a 30-day interest period as determined on such day, plus 1.0%. “LIBOR” means, for any interest period, the per annum rate of interest determined two business days prior to commencement of such interest period, for a term equivalent to such interest period, equal to the London

Interbank Offered Rate, or comparable or successor rate, as published on the applicable Reuters screen page (or other equivalent commercially available source). If the Board of Governors of the Federal Reserve System imposes a reserve percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the reserve percentage.

Senior Secured Notes

AK Steel has outstanding $380.0 million aggregate principal amount of 8.75% Senior Secured Notes due December 2018 (the “Secured Notes”). AK Holding and AK Steel’s direct subsidiaries, AK Tube LLC and AK Steel Properties, Inc. (together, the “Subsidiary Guarantors”) fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on the Secured Notes. Substantially all property, plant and equipment of AK Steel and the Subsidiary Guarantors are pledged as collateral for the Secured Notes. The book value of such collateral as of March 31, 2016 was approximately $1.55 billion.

The indenture governing the Secured Notes (the “Secured Notes Indenture”) includes covenants with customary restrictions on (a) the incurrence of additional debt by certain AK Steel subsidiaries, (b) the incurrence of liens by AK Steel and AK Holding’s other subsidiaries, (c) the amount of sale/leaseback transactions, (d) the use of proceeds from the sale of collateral, and (e) the ability of AK Holding and AK Steel to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of AK Holding’s and AK Steel’s assets to another entity. The Secured Notes Indenture also contains customary events of default. AK Steel may redeem the Secured Notes at a price equal to 104.375% of par until December 1, 2016, 102.188% thereafter until December 1, 2017, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption. The Secured Notes Indenture also provides that upon a change of control, as defined in the Secured Notes Indenture, AK Steel is required to make an offer to purchase such notes at a price equal to 101% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest.

Concurrently with this offering, AK Steel launched a Cash Tender Offer for any and all of its currently outstanding existing Secured Notes. AK Steel is offering to repurchase the existing Secured Notes at a purchase price of $1,047.50 for each $1,000 principal amount of existing Secured Notes validly tendered and accepted by us on or before the Cash Tender Offer expiration time. AK Steel intends to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer and accrued and unpaid interest. AK Steel intends to redeem any of the existing Secured Notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing Secured Notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering.

Senior Unsecured Notes

Exchangeable Notes

AK Steel has outstanding $150.0 million aggregate principal amount of 5.00% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”). AK Steel may not redeem the Exchangeable Notes prior to their maturity date. The indenture governing the Exchangeable Notes (the “Exchangeable Notes Indenture”) provides noteholders with an exchange right at their option before August 15, 2019, if the closing price of our common stock is greater than or equal to $7.02 per share (130% of the exchange price of the Exchangeable Notes) for at least 20 trading days during the last 30 consecutive trading days of a calendar quarter.

After August 15, 2019, holders may exchange their Exchangeable Notes at any time. Upon exchange, AK Steel will be obligated to (i) pay an amount in cash equal to the aggregate principal amount of the Exchangeable Notes to be exchanged and (ii) pay cash, deliver shares of our common stock or a combination thereof, at AK Steel’s election, for the remainder, if any, of the exchange obligation in excess of the aggregate principal amount of the Exchangeable Notes being exchanged. Holders may exchange their Exchangeable Notes into shares of our common stock at their option at an initial exchange rate of 185.1852 shares of our common stock per $1,000 principal amount of Exchangeable Notes. The initial exchange rate is equivalent to a conversion price of approximately $5.40 per share of common stock, which equates to 27.8 million shares to be used to determine the aggregate equity consideration to be delivered upon exchange, subject to adjustment for certain dilutive effects from potential future events. Holders may exchange their Exchangeable Notes prior to August 15, 2019 only under certain circumstances.

The Exchangeable Notes Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. If we undergo a fundamental change, as defined in the Exchangeable Notes Indenture (which, for example, would include various transactions pursuant to which the we would undergo a change of control), holders may require AK Steel to repurchase the Exchangeable Notes, in whole or in part, for cash at a price equal to par plus any accrued and unpaid interest. In addition, in the event we undergo a “make-whole fundamental change,” as defined in the Exchangeable Notes Indenture, prior to the maturity date, in addition to requiring AK Steel to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for a holder who elects to exchange its notes in connection with such event.

Based on the initial exchange rate, the Exchangeable Notes are exchangeable into a maximum of 37.5 million shares of our common stock. However, such maximum amount of shares would be exchanged only if, as a result of the occurrence of a “make-whole fundamental change” described above, AK Steel elects to satisfy the higher exchange rate by delivering to the holders shares of our common stock in consideration therefor.

Other Senior Unsecured Notes

AK Steel has outstanding $529.8 million aggregate principal amount of 7.625% Senior Notes due May 2020 (the “2020 Notes”). AK Steel may redeem the 2020 Notes at a price equal to 102.542% until May 15, 2017, 101.271% thereafter until May 15, 2018, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

AK Steel has outstanding $406.2 million aggregate principal amount of 7.625% Senior Notes due October 2021 (the “2021 Notes”). Before October 1, 2017, AK Steel may redeem the 2021 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, the 2021 Notes are redeemable at 103.813% until October 1, 2018, 101.906% thereafter until October 1, 2019, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

AK Steel has outstanding $290.2 million aggregate principal amount of 8.375% Senior Notes due April 2022 (the “2022 Notes”). Prior to April 1, 2017, AK Steel may redeem the 2022 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. Subsequent to that date, they are redeemable at 104.188% until April 1, 2018, 102.792% thereafter until April 1, 2019, 101.396% thereafter until April 1, 2020, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

The Exchangeable Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes and the unsecured IRBs discussed below (collectively, the “Senior Unsecured Notes”) are equal in right of payment. AK Holding and the Subsidiary Guarantors (other than with respect to the Exchangeable Notes) fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on the Senior Unsecured Notes. The indentures governing the 2020 Notes, the 2021 Notes, the 2022 Notes and the IRBs include covenants with customary restrictions on (a) the incurrence of additional debt by certain AK Steel subsidiaries, (b) the incurrence of liens by AK Steel and AK Holding’s other subsidiaries, (c) the amount of sale/leaseback transactions and (d) the ability of AK Holding and AK Steel to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of AK Holding’s and AK Steel’s assets to another entity. The indentures governing the

2020 Notes, the 2021 Notes and the 2022 Notes provide that upon a change of control repurchase event, as defined in such indentures, and subject to certain conditions, AK Steel is required to make an offer to purchase such notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The indentures governing the Senior Unsecured Notes also contain customary events of default. The Senior Unsecured Notes rank junior in priority to the Secured Notes to the extent of the value of the assets securing the Secured Notes.

Revenue Bonds

Taxable Tax Increment Revenue Bonds

In 1997, in conjunction with construction of our Rockport Works facility, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 million in taxable tax increment revenue bonds. Proceeds from the bond issue were used for the acquisition of land and site improvements at the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of our real and personal property tax payments. AK Steel is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. In 2015, AK Steel made deficiency payments totaling $1.3 million. At December 31, 2015, the remaining semiannual payments of principal and interest due through the year 2017 total $10.4 million. AK Steel includes potential payments due in the coming year under this agreement in its annual property tax accrual.

Tax-Exempt Industrial Revenue Bonds

AK Steel has outstanding $73.3 million aggregate principal amount of fixed-rate tax-exempt industrial revenue bonds (the “IRBs”) consisting of: (i) $36.0 million aggregate principal amount of 6.75% tax-exempt IRBs due June 1, 2024, issued by the Ohio Air Quality Development Authority (the “OAQDA”); (ii) $30.0 million aggregate principal amount of 7.0% tax-exempt IRBs due June 1, 2028, issued by the City of Rockport, Indiana (the “City of Rockport”); and (iii) $7.3 million aggregate principal amount of 6.25% tax-exempt IRBs due June 1, 2020, issued by the Butler County Industrial Development Authority in Butler County, Pennsylvania (the “BCIDA”, and collectively with the OAQDA and the City of Rockport, the “Tax-Exempt Issuers”). The weighted-average fixed interest rate of the IRBs is 6.8%. The IRBs are unsecured senior debt obligations of AK Steel that are equal in ranking with the Senior Unsecured Notes.

The IRBs were issued by the Tax-Exempt Issuers, who loaned the net proceeds of the respective issuances to us pursuant to the terms of loan agreements between us and each of the Tax-Exempt Issuers (the “Loan Agreements”). The Loan Agreements include covenants with customary restrictions on (a) the incurrence of additional debt by certain AK Steel subsidiaries, (b) the incurrence of liens, (c) the amount of sale/leaseback transactions and (d) the ability of AK Holding and AK Steel to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of AK Holding’s and AK Steel’s assets to another entity. The Loan Agreements also contain customary events of default. In addition, the IRBs are subject to special mandatory redemption, at any time, at 100% of the principal amount plus accrued interest thereon, in the event that a final determination is made that interest payments on the IRBs are not excludable from holders’ gross income for federal income tax purposes. AK Holding and the Subsidiary Guarantors guarantee AK Steel’s obligations in connection with the IRBs.

In addition, AK Steel has outstanding $26.0 million aggregate principal amount of variable-rate taxable industrial revenue bonds that are backed by letters of credit.

DESCRIPTION OF NOTES

AK Steel will issue the notes under an indenture (the “Indenture”), dated as of June     , 2016, among AK Steel, as issuer, AK Holding, AK Tube LLC and AK Steel Properties, Inc. as guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is a summary of the material provisions of the Indenture insofar as relevant to the notes but such summary does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “Definitions.” We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

For purposes of this “Description of Notes,” the terms “AK Steel,” “we,” “us” and “our” mean AK Steel Corporation and its successors under the Indenture, excluding its subsidiaries and parent and the term “AK Holding” means AK Steel Holding Corporation, a Delaware corporation, and its successors under the Indenture, excluding its subsidiaries.

General

The notes will be secured unsubordinated obligations of AK Steel, and will mature on                     , 2023. AK Steel will initially issue $380 million of notes, but AK Steel may, without the consent of the Holders of the notes, issue additional notes (the “Additional Notes”) subject to compliance with the provision described under “Certain Covenants—Limitation on Liens”, provided that if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. None of these Additional Notes may be issued if an Event of Default (as defined under the subheading “—Events of Default”) has occurred and is continuing with respect to the notes. The notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

Each note will bear interest at the rate of     % per annum from the most recent interest payment date to which interest has been paid on the notes or, if interest has not been paid, from the issue date. Interest on the notes will be payable on          and          of each year beginning on                     , 2016. Interest will be paid to Holders of record at the close of business on          or          immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

The notes may be exchanged or transferred at the office or agency of AK Steel. Initially, the paying agent office of the Trustee will serve as such office. The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but AK Steel may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The notes will not be entitled to the benefit of any sinking fund.

Change of Control

AK Steel must commence, within 30 days of the occurrence of a Change of Control Repurchase Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

There can be no assurance that AK Steel will have sufficient funds available at the time of any Change of Control Repurchase Event to make any debt payment (including repurchases of notes) required by the foregoing covenant, as well as any other repayments pursuant to covenants that may be contained in loan facilities or other securities of AK Steel that might be outstanding at the time.

AK Steel will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event if a third party makes an offer to purchase the notes in the manner, at the times and price, and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control Repurchase Event, and purchases all notes validly tendered and not withdrawn in such offer to purchase.

Notwithstanding anything to the contrary herein, an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event may be made in advance of a Change of Control, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase pursuant to the Change of Control Repurchase Event.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AK Steel and its Subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a Holder of the notes to require AK Steel to purchase its notes as a result of the sale, transfer, conveyance or other disposition of less than all of the assets of AK Steel and its Subsidiaries may be uncertain.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including a proxy contest where the Board of Directors does not endorse the dissident slate of directors but approves them as “continuing directors.” In this regard, a decision of the Delaware Chancery Court (not involving our company or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control described in clause (4) of the definition of Change of Control. In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

Optional Redemption

At any time prior to                     , 2019, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such note at                     , 2019 (such redemption price set forth in the table below), plus (ii) all required interest payments due on such note through                     , 2019 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                     , 2019; provided, however, that if the period from the redemption date to                     , 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We may redeem the notes, in whole or in part, at any time on or after                     , 2019, at the redemption price for the notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on          of the years indicated below:

Year	Redemption Price
2019	.	%
2020	.	%
2021 and thereafter	100.000%

In addition, at any time prior to                     , 2019, we may redeem up to 35% of the principal amount of the notes (including any Additional Notes) with the net cash proceeds of one or more sales of AK Holding’s common stock (to the extent proceeds are contributed to us as equity) at a redemption price (expressed as a percentage of principal amount) of     %, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

We will give not less than 30 days’ nor (except in connection with the satisfaction and discharge or defeasance of the Indenture) more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, subject to DTC procedures, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Guarantees

Payment of the principal of, premium, if any, and interest on the notes will be guaranteed on an unsecured unsubordinated basis by AK Holding, our direct parent and by our subsidiaries AK Tube and AK Steel Properties.

In addition, we may be required to cause certain Subsidiaries to Guarantee the notes pursuant to the provision described under “Certain Covenants—Limitation on Subsidiary Debt.” Any Subsidiary Guarantee will be released upon the release or discharge (other than a discharge through payment thereon) of the Indebtedness of such Subsidiary which resulted in the obligation to Guarantee the notes (except that this shall not apply to AK Tube and AK Steel Properties, which shall only be released pursuant to this provision if such Guarantor has no outstanding Indebtedness other than Indebtedness described in clauses (1), (2), (3) or (5) under “—Limitation on Subsidiary Debt” or permitted under the last paragraph thereunder), the disposition of capital stock in compliance with the Indenture of such Subsidiary such that it no longer is a Subsidiary of AK Holding or upon defeasance or satisfaction and discharge of the notes. Finally, we may choose to cause any Subsidiary to Guarantee the notes and may cause such Note Guarantee to be released at any time, provided that after giving effect to such release, we would be in compliance with the provision described under “Certain Covenants—Limitation on Subsidiary Debt.”

Security

General

The notes and the Subsidiary Guarantees will be secured by a first priority Lien (subject to certain exceptions and permitted liens specified in the applicable Security Documents) on real property, plant and equipment (other than Excluded Property) that are owned or hereafter acquired by AK Steel and by the Subsidiary Guarantors (the “Notes Collateral”).

If (1) any real property, plant or equipment (other than Excluded Property) is acquired by AK Steel or a Subsidiary Guarantor that is not automatically subject to a perfected security interest under the Security Documents, (2) any real property, plant or equipment which was Excluded Property ceases to be Excluded Property or (3) any Subsidiary becomes a Subsidiary Guarantor, then AK Steel or such Subsidiary Guarantor will, as soon as reasonably practicable after such property’s acquisition or it no longer being Excluded Property or such Subsidiary becoming a Subsidiary Guarantor, provide security over such property (or, in the case of a new Subsidiary Guarantor, provide security over all of its assets constituting Notes Collateral except Excluded Property) in favor of the Collateral Agent and deliver certain applicable documents to the Collateral Agent, including, in the case of real property, (or endorsements to existing title insurance), surveys and opinions in respect thereof to the extent required in the Indenture and the Security Documents within 180 days after such event.

The notes and the Note Guarantees will not be secured by the ABL Collateral and will effectively rank junior to all Indebtedness under the Credit Agreement to the extent of the value of such assets and may be effectively junior to other permitted liens on the Notes Collateral.

Certain security will not be put in place on the Issue Date or will not be perfected on the Issue Date. In particular, we will be required to use commercially reasonable efforts to provide security and record mortgages (or mortgage amendments to a mortgage) over real property and deliver corresponding documentation as promptly as practicable, but in any event no later than 180 days after the Issue Date.

The initial Notes Collateral will not include any of the following (collectively, “Excluded Property”):

(i) all of AK Steel’s and the Subsidiary Guarantors’ right, title and interest in any leasehold interest in any real property (whether held on the Issue Date or acquired following the Issue Date);

(ii) any lease, permit, license, contract, property rights or agreement to which AK Steel or any Subsidiary Guarantor is a party or any of its rights or interests thereunder, or any assets owned by AK Steel or any Subsidiary Guarantor subject to any such lease, permit, license, contract, property rights or agreement, if and for so long as the grant of such security interest shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of AK Steel or any Subsidiary Guarantor therein or (b) in a breach or termination pursuant to the terms of, or a default under, any such lease, permit, license, contract, property rights or agreement that is not rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law;

(iii) fixed or capital assets owned by AK Steel or any Subsidiary Guarantor that are subject to a Lien described in clause (5) under “Certain Covenants—Limitation on Liens”) if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits the creation of any other Lien on such fixed or capital assets;

(iv) any property or assets, the pledge of which would require governmental consent, approval, license or authorization (in each case, only to the extent such requirement is not rendered ineffective by any applicable law, including the UCC); and

(v) certain other exceptions described in the Security Documents.

In addition, pursuant to the Security Documents, AK Steel is not required to take steps to perfect security interests in certain assets, including entering into and recording mortgages of any owned real property (together with any improvements thereon) with a greater of book or fair market value below $10.0 million and vehicles.

AK Steel and the Guarantors will be able to incur additional indebtedness in the future that could share in the Notes Collateral on a pari passu basis (such obligations, “Parity Lien Obligations”) or a junior lien basis (“Junior Lien Obligations”). The amount of such indebtedness will be limited by the covenant disclosed under “—Certain Covenants—Limitation on Liens.” Under certain circumstances, the amount of such additional indebtedness could be significant.

Security Documents

Except as noted above in “—General” with respect to mortgages over real property, on the Issue Date, AK Steel and the Collateral Agent will become party to one or more Security Documents defining the terms of the security interests that secure the notes and the Note Guarantees and any other future Parity Lien Obligations. These security interests will secure the payment and performance when due of all of the Obligations of AK Steel and the Subsidiary Guarantors under the Parity Lien Obligations, including the notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, AK Steel and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Notes Collateral (other than certain cash proceeds of the Notes Collateral that may be required to be deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Notes Collateral and to collect, invest and dispose of any income therefrom.

The administrative agent under the Credit Agreement and the Collateral Agent will enter into a customary collateral access agreement giving the secured parties under the Credit Agreement the ability to enter and use the Notes Collateral under certain circumstances.

Collateral Trust Agreement

General

On the Issue Date, AK Steel, the Trustee, and the Collateral Agent will become party to the Collateral Trust Agreement. The Collateral Trust Agreement will set forth the terms on which the Collateral Agent (directly or through co-trustees or agents) will accept, hold, administer, enforce and distribute the proceeds of all Liens on the Notes Collateral held by it in trust for the benefit of Holders of the notes and all other future Parity Lien Obligations. The agent or other representative of the holders of any series of future Debt (together with the Trustee, the “Authorized Representatives”) intended to constitute Parity Lien Obligations will be required to execute a joinder to the Collateral Trust Agreement in order to confirm the agreement of the applicable secured parties to be bound by the terms thereof.

Equal and Ratable Sharing of Collateral

Pursuant to the Collateral Trust Agreement, each Authorized Representative (on behalf of itself and each holder of Obligations that it represents) will acknowledge and agree that, pursuant to the Security Documents, the security interest granted to the Collateral Agent under the Security Documents, shall for all purposes and at all times secure the Obligations in respect of the notes, the Note Guarantee, and any other Parity Lien Obligations on an equal and ratable basis.

Enforcement of Liens; Voting

The Collateral Trust Agreement will provide that if an event of default shall have occurred and be continuing under the Indenture or any Parity Lien Obligation, and if the Collateral Agent shall have received a written direction from the Applicable Authorized Representative, unless inconsistent with applicable law, (a) the Collateral Agent shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by the Collateral Trust Agreement and each Security Document and (b) the Applicable Authorized Representative shall have the right, by an instrument in writing executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any such proceeding, or of exercising any trust or power conferred on the Collateral Agent, or for the appointment of a receiver, or for the taking of any action or remedial action authorized by the Collateral Trust Agreement. Upon the Issue Date, the Trustee will be the Applicable Authorized Representative, and the Trustee will instruct the Collateral Agent to take such action against the Notes Collateral as the Trustee may determine (or will follow the direction of the holders of a majority in principal amount of the outstanding notes in establishing such action).

The right of the Collateral Agent to repossess and dispose of the Notes Collateral upon the occurrence of an Event of Default under the Indenture:

•	in the case of Notes Collateral securing Liens permitted under the covenant described under “Certain Covenants—Limitation on Liens”, is subject to applicable law and the terms of agreements governing such Liens;

•	with respect to any Notes Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against AK Steel or any Subsidiary Guarantor prior to the Collateral Agent having repossessed and disposed of the Notes Collateral; and

•	in the case of real property Notes Collateral, could also be significantly impaired by restrictions under state law.

Order of Application of Proceeds of Collateral

Any proceeds of any Notes Collateral foreclosed upon or otherwise realized upon pursuant to the Security Documents following and during the continuance of an Event of Default will be applied in the following order:

•	first, to the Collateral Agent to pay unpaid fees of the Collateral Agent and any costs and expenses due to the Collateral Agent in connection with the foreclosure or realization of such Notes Collateral;

•	second, to the Trustee and each other Authorized Representative (if any), equally and ratably (in the same proportion that such unpaid Parity Lien Obligations of the Trustee or such other Authorized Representative, as applicable, bears to all unpaid Parity Lien Obligations on the relevant distribution date) for application to the payment in full of all outstanding Parity Lien Obligations and other obligations secured by the Notes Collateral (other than obligations secured by the Notes Collateral paid pursuant to the immediately preceding clause and contingent obligations secured by the Notes Collateral) that are then due and payable to the secured parties (which shall then be applied or held by the Trustee and each such other Authorized Representative in such order as may be provided in the applicable indenture or other instrument governing such Debt); and

•	finally, in the case of any surplus, to AK Steel or the Subsidiary Guarantors that pledged such Notes Collateral, or its successors or assigns.

The application of proceeds provisions set forth immediately above are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, the Trustee, each other present and future Authorized Representative and the Collateral Agent.

AK Steel has not conducted appraisals of the Notes Collateral in connection with the offering of the notes. The book value of the Notes Collateral as of March 31, 2016 was approximately $1,548.4 million. Book value should not be considered a proxy for fair market value, and the amount realized in respect of the Notes Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In addition, the fact that other Persons may have Liens senior to the Liens securing the notes in respect of Notes Collateral could have a material adverse effect on the amount that would be realized upon a liquidation of the Notes Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Notes Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. See “Risk Factors—Risks Relating to the Notes and this Offering—The liens securing the notes will provide holders of the notes with a secured claim only to the extent of the value of the assets that have been granted as security for the notes and we may be able to incur additional secured indebtedness.” If the proceeds of any of the Notes Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Notes Collateral) would have only an unsecured claim against the remaining assets of AK Steel and the Subsidiary Guarantor. By its nature, some or all of the Notes Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Notes Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets located on property owned by AK Steel or the Subsidiary Guarantor, including the Notes Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Notes Collateral and the ability of the Trustee or the Holders of the notes to realize or foreclose on Notes Collateral.

Release of Liens

The Liens on the Notes Collateral securing the notes and the Note Guarantees will be automatically released:

(1) upon payment in full of principal, interest and all other Obligations on the notes or satisfaction and discharge of the Indenture or defeasance thereof (including covenant defeasance);

(2) solely with respect of any class of Parity Lien Obligations in accordance with the terms thereof;

(3) upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Subsidiary Guarantor);

(4) in connection with any disposition of Notes Collateral to any Person other than AK Steel or any Subsidiary Guarantor (but excluding any transaction subject to the covenant described under “Certain Covenants—Consolidation, Merger and Sale of Assets” where the recipient becomes an obligor) that is permitted by the Indenture (with respect to the Lien on such Notes Collateral);

(5) in whole or in part, with the consent of the Holders of the requisite percentage of notes in accordance with the provisions described under the caption “—Modification and Waiver”; and

(6) with respect to any portion of the Notes Collateral, if such portion becomes Excluded Property.

Each of the releases described in clauses (1), (2) and (3) shall be effected automatically without the consent of the Holders or any action on the part of the Trustee or the Collateral Agent. Upon compliance by AK

Steel with the conditions precedent required by the Indenture, the Trustee or the Collateral Agent shall promptly cause the applicable Notes Collateral to be released and re-conveyed to AK Steel.

The Trustee and the Collateral Agent will, promptly upon the request of AK Steel, do all reasonable things, presently or in the future, to effect and evidence the release of the security interests and liens upon the satisfaction of the conditions for such release described herein.

In addition, at the request of AK Steel or the applicable Subsidiary Guarantor, as the case may be:

•	if any part of the Notes Collateral is subject to any Lien permitted under the covenant described under “Certain Covenants—Limitation on Liens” that is senior to the Liens securing the Notes Collateral as a matter of law, the Collateral Agent will be authorized to execute any document evidencing such subordination; and

•	if any part of the Notes Collateral is secured by a Lien of the type described in clause (5) under “Certain Covenants—Limitation on Liens”, and the terms of the Lien prohibit the existence of a junior Lien on the applicable property, the Collateral Agent will be authorized to release the Lien on such Notes Collateral and execute any document evidencing such release; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, AK Steel or the applicable Subsidiary Guarantor, as the case may be, will take all necessary actions in order to secure the Notes Collateral subject to such Permitted Lien in the same manner upon which it was secured prior to the imposition of the Permitted Lien.

AK Steel will comply with Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of AK Steel except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary herein, AK Steel and the Subsidiary Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Notes Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the noteholders of the notes or the Trustee, the provisions of Section 314(d) may be inapplicable to the release. The Indenture generally permits the disposition of assets in the ordinary course of business as set forth under the definition of “Notes Collateral Asset Sale.”

As used above:

“Applicable Authorized Representative” means, until the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative of a class of Parity Lien Obligations secured by valid and perfected Liens on such Notes Collateral, the aggregate principal amount of which exceeds the aggregate principal amount of secured obligations of any other class of Parity Lien Obligations secured by valid and perfected Liens on such Notes Collateral. Following the Non-Controlling Authorized Representative Date, the Applicable Authorized Representative shall be the “Major Non-Controlling Authorized Representative”.

“Major Non-Controlling Authorized Representative” means the Authorized Representative of a class of Parity Lien Obligations (other than the class of Parity Lien Obligations the Authorized Representative of which is the Applicable Authorized Representative), the aggregate principal amount of which exceeds the aggregate principal amount of secured obligations of any other class of Parity Lien Obligations (other than the class of Parity Lien Obligations the Authorized Representative of which is the Applicable Authorized Representative).

“Non-Controlling Authorized Representative Enforcement Date” shall mean the date that is 180 days (throughout which 180-day period such Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an Event of Default (under and as defined in the applicable secured debt document) and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative with respect to the Notes Collateral and that an Event of Default has occurred and is continuing and (ii) the secured obligations with respect to which such Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable documents; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred for all purposes) with respect to the Notes Collateral (A) at any time the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to the Notes Collateral (or the Applicable Authorized Representative shall have instructed the Collateral Agent to do the same) or (B) at any time the grantor that has granted a security interest in such Notes Collateral is then a debtor under or with respect to (or otherwise subject to) any bankruptcy proceeding.

Disposition of Collateral; Collateral Proceeds Account

Pursuant to the Indenture and the Security Documents, AK Steel and the Subsidiary Guarantors will deposit in a segregated cash collateral account under the control of the Collateral Agent (an “Asset Sales Proceeds Account”): (l) cash proceeds from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Notes Collateral having an aggregate fair market value of more than $5.0 million, (2) any cash proceeds in excess of $5.0 million of any Notes Collateral taken by eminent domain, expropriation or other similar governmental taking and (3) cash proceeds in excess of $5.0 million of insurance upon any part of the Notes Collateral. The Collateral Agent will have a perfected security interest in and control of the account for the benefit of the Trustee and the noteholders and the holders of other Parity Lien Obligations. Proceeds of the account may only be released to AK Steel or the applicable Subsidiary Guarantor for use as permitted by clause (3) or (4) described under “Certain Covenants—Limitation on Notes Collateral Asset Sales.” AK Steel and the Subsidiary Guarantors will be required to comply with the requirements described above with respect to dispositions of Notes Collateral before they may use the moneys in the Asset Sales Proceeds Account.

No Impairment of the Security Interests

Neither AK Steel nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the security interest with respect to the Notes Collateral for the benefit of the Trustee and the noteholders.

The Indenture will provide that any release of Notes Collateral in accordance with the provisions of the Indenture and the Security Documents will not be deemed to impair the security under the Indenture, and that any engineer or appraiser may rely on such provision in delivering a certificate requesting release so long as all other provisions of the Indenture with respect to such release have been complied with.

Certain Covenants

Limitation on Liens

AK Holding will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or Guarantee any Indebtedness secured by a Lien upon (a) any Notes Collateral, (b) any Principal Property of AK

Steel or any Principal Property of a Subsidiary of AK Steel or (c) any shares of stock or other equity interests or Indebtedness of any Subsidiary of AK Steel that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired) or any shares of stock or other equity interests or Indebtedness of AK Steel, except, in the case of any assets not constituting Notes Collateral, if the notes are secured equally and ratably with, or at AK Holding’s option, prior to such Indebtedness, so long as such Indebtedness shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(1) Liens on any property or assets existing at the time of the acquisition thereof by AK Steel or any of its Subsidiaries and not incurred in contemplation of such acquisition;

(2) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with AK Steel or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to AK Steel or any of its Subsidiaries; provided that any such Lien does not extend to any Principal Property owned by AK Steel or any of its Subsidiaries immediately prior to such merger, consolidation, sale, lease or disposition and not incurred in contemplation of such acquisition;

(3) Liens on property or assets of a Person existing at the time such Person becomes a Subsidiary of AK Steel and not incurred in contemplation of such acquisition;

(4) Liens in favor of AK Steel or any Subsidiary Guarantor;

(5) Liens on property or assets (including shares of Capital Stock or Indebtedness of any Subsidiary formed to acquire, construct, develop or improve such property) to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7) Liens in favor of the notes (other than Additional Notes) and the Note Guarantees;

(8) Liens existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness secured by a Lien existing on the date of the Indenture or referred to in clauses (1), (2), (3), (5), (7) or (9) or incurred pursuant to the next succeeding paragraph; provided that (A) any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness secured by the Lien referred to in clauses (1), (2), (3), (5), (7) or (9) or within 30 days in the case of the next succeeding paragraph; (B) the principal amount of the Indebtedness secured thereby and not otherwise authorized by clauses (1), (2), (3), (5), (7) or (9) or the next succeeding paragraph shall not exceed the principal amount of Indebtedness plus any premium or fee or accrued and unpaid interest payable (any such principal in respect of premium, fees or interest, the “Additional Refinancing Amount”) in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and (C) any extension renewal, replacement or refunding of any Junior Lien Obligations are in the form of Junior Lien Obligations; and

(9) Liens on Notes Collateral securing Junior Lien Obligations, provided that the aggregate principal amount of Junior Lien Obligations so secured does not exceed, together with any Junior Lien Obligations incurred pursuant to clause (8) to extend, renew, replace or refund any Junior Lien Obligations incurred pursuant to this clause (9) (but excluding any Additional Refinancing Amount), (x) $500.0 million or (y) if greater, an amount which after giving effect to the incurrence of such Junior Lien Obligations so secured, would not cause AK Holding’s Fixed Charge Coverage Ratio to be less than 2.0 to 1.0.

Notwithstanding the restrictions described above, AK Holding and any of its Subsidiaries may create, incur, issue, assume or Guarantee Indebtedness secured by Liens if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Indebtedness secured by Liens which would otherwise be subject to such restrictions (other than any Indebtedness secured by Liens permitted as described in clauses (1) through (9) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (6) of the first sentence of the second paragraph under “—Limitation on Subsidiary Debt” below) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions” below) does not exceed an amount equal to (x) 15% of Consolidated Net Tangible Assets less (y) the aggregate principal amount of the notes offered hereunder outstanding at such time and the amount of (i) any Indebtedness incurred to extend, renew, replace or refund the notes secured by Liens pursuant to clause (8) above, (ii) any Indebtedness incurred pursuant to clause (8) above to refinance Indebtedness incurred pursuant to this paragraph and (iii) any Indebtedness incurred pursuant to clause (6) under “Limitation on Subsidiary Debt” to refinance Indebtedness incurred pursuant to the last paragraph of such covenant (but excluding any Additional Refinancing Amount).

In addition, AK Holding will not, and will not permit any of its Subsidiaries to create, incur, issue, assume or Guarantee any Indebtedness secured by a Lien on the ABL Collateral that is subordinated or junior to the Liens on the ABL Collateral securing the Bank Obligations, unless the notes are secured by such ABL Collateral equally and ratably with, or at AK Steel’s option, prior to such Indebtedness.

Limitation on Subsidiary Debt

AK Steel will not permit any of its Restricted Subsidiaries that is not a Guarantor to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a non-Guarantor Subsidiary of AK Steel, “Non-Guarantor Subsidiary Debt”), without Guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsubordinated basis.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Restricted Subsidiary of AK Steel or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of AK Steel and is assumed by such Restricted Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary of AK Steel;

(2) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of AK Steel; provided that any Indebtedness was not incurred in contemplation thereof;

(3) Indebtedness owed to AK Steel or any Guarantor;

(4) Indebtedness outstanding on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) or (3) or incurred pursuant to the next succeeding paragraph; provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness referred to in this clause or clauses (1), (2) or (3) above or within 30 days in the case of the next succeeding paragraph and the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(5) Indebtedness in respect of a Receivables Facility; and

(6) Indebtedness in an amount of not more than $5.0 million at any time outstanding.

Notwithstanding the restrictions described above, AK Steel and any of its Restricted Subsidiaries may create, incur, issue, assume or Guarantee Non-Guarantor Subsidiary Debt, without Guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt which would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt which is described in clauses (1) through (6) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Indebtedness secured by Liens (not including any such Indebtedness secured by Liens described in clauses (1) through (9) of the second paragraph under the heading “—Limitation on Liens”) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions” below) does not exceed an amount equal to (x) 15% of Consolidated Net Tangible Assets less (y) the aggregate principal amount of the notes offered hereunder outstanding at such time and the amount of (i) any Indebtedness incurred to extend, renew, replace or refund the notes secured by Liens pursuant to clause (8) of the second paragraph of the provision “—Limitation on Liens,” (ii) any Indebtedness incurred pursuant to such clause (8) of such second paragraph to refinance Indebtedness incurred pursuant to the penultimate paragraph under the heading “—Limitation on Liens” and (iii) any Indebtedness incurred pursuant to clause (6) above to refinance Indebtedness incurred pursuant to this paragraph (but excluding any Additional Refinancing Amount).

Limitation on Sale and Leaseback Transactions

AK Steel will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Sale and Leaseback Transaction is solely with AK Steel or any of its Subsidiaries;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) AK Steel or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (9) of the second paragraph under the heading “—Limitation on Liens,” to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) AK Steel or such Subsidiary, within 360 days after the sale of property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Principal Property or (B) the fair market value of such Principal Property to (i) the retirement of notes, other Funded Debt of AK Steel ranking on a parity with the notes or Funded Debt of a Subsidiary of AK Steel or (ii) the purchase of property or assets used or useful in its business or to the retirement of long-term indebtedness; or

(5) the Attributable Debt of AK Steel and its Subsidiary in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Closing Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount (without duplication) of (x) Indebtedness secured by Liens then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (9) of the second paragraph under the heading “—Limitation on Liens”) which do not equally and ratably secure the notes (or secure notes on a basis that is prior to other Indebtedness secured thereby) and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (1) through (6) of the second paragraph under the heading “—Limitation on Subsidiary Debt”), would not exceed an amount equal to (x) 15% of Consolidated Net Tangible Assets less (y) the aggregate principal amount of the notes offered hereunder outstanding at such time and the amount of (i) any Indebtedness incurred to extend, renew, replace or refund the notes secured by Liens pursuant to clause (8) of the second paragraph of the provision “—Limitation on Liens,” (ii) any Indebtedness incurred pursuant to such clause (8) of such second paragraph to refinance Indebtedness incurred pursuant to the penultimate paragraph under the heading “—Limitation on Liens” and (iii) any Indebtedness incurred pursuant to clause (6) under “Limitation on Subsidiary Debt” to refinance Indebtedness incurred pursuant to the last paragraph of such covenant (but excluding any Additional Refinancing Amount).

Limitation on Notes Collateral Asset Sales

AK Holding will not, and will not permit any Restricted Subsidiary to, make any Notes Collateral Asset Sale unless the following conditions are met:

(1) The Notes Collateral Asset Sale is for at least fair market value (such fair market value to be determined on the date of contractually agreeing to such asset sale), as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration consists of cash or Cash Equivalents or assets described in clause (3) below of the type constituting Notes Collateral received at closing; provided, however, the non-cash consideration received is pledged as Notes Collateral under the Security Documents substantially simultaneously with such sale, in accordance with the requirements set forth in the Indenture. For purposes of this clause (2), (a) the assumption by the purchaser of Indebtedness or other obligations (other than Subordinated Indebtedness) of AK Steel or a Guarantor pursuant to a customary novation agreement and (b) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by AK Steel or a Guarantor to cash, to the extent of the cash actually so received, shall be considered cash received at closing).

(3) Within 365 days after the receipt of any Net Cash Proceeds from a Notes Collateral Asset Sale, the Net Cash Proceeds may be used (x) to acquire all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, (y) to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; provided that any assets acquired pursuant to subclauses (x) or (y) of a type constituting Notes Collateral are pledged as Notes Collateral under the Security Documents substantially simultaneously with such acquisition in accordance with the requirements of the Indenture, or (z) to repay Indebtedness secured by parity Liens on the Notes Collateral; provided that if AK Steel shall so reduce Obligations under Indebtedness secured by parity Liens on the Notes Collateral pursuant to this clause (3), AK Steel will equally and ratably reduce Obligations under the notes as provided under “Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an Offer to Purchase to all Holders of notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to but excluding the date of purchase.

(4) The Net Cash Proceeds of a Notes Collateral Asset Sale not applied pursuant to clause (3) within 365 days of the Notes Collateral Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $15.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds such amount, AK Holding must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Indebtedness secured by parity Liens on the Notes Collateral similarly required to be repaid, redeemed or tendered for in connection with the Notes Collateral Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to but excluding the date of purchase. If the Offer to Purchase is for less than all of the aggregate principal amount of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, AK Holding will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased; provided, that no notes of $2,000 or less may be purchased in part. The Company may satisfy the foregoing obligations with respect to any Net Cash Proceeds from a Notes Collateral Asset Sale by making a Notes Collateral Asset Sale Offer (an “Advance Offer”) with respect to all or a portion of any Net Cash Proceeds (the “Advance Portion”) prior to the expiration of the relevant 365 days or with respect to Net Cash Proceeds of $15.0 million or less. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture. Additionally, upon consummation or expiration of any Advance Offer, any remaining Net Cash Proceeds shall not be deemed Excess Proceeds and the Company may use such Net Cash Proceeds in any manner not prohibited by the Indenture.

Consolidation, Merger and Sale of Assets

Neither AK Steel nor AK Holding will consolidate with, merge with or into, directly or indirectly, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into it, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture or other instrument, executed and delivered to the Trustee, all of its obligations under the Indenture, the notes and the Security Documents;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) it delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture or other instrument complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

It is understood that AK Holding may merge with or into AK Steel pursuant to the provisions described above. In addition, notwithstanding the foregoing, AK Steel or AK Holding may transfer its property or assets to a Guarantor.

The Surviving Person will succeed to, and except in the case of a lease be substituted for, AK Steel or AK Holding, as applicable, under the Indenture and the notes.

Restrictions on Activities of AK Holding

AK Holding (a) shall not engage in any activities or hold any assets other than (i) the issuance of Capital Stock, (ii) holding 100% of the Capital Stock of AK Steel and debt securities of AK Steel that were held by AK

Holding at the date of the Indenture and (iii) those activities incidental to maintaining its status as a public company, and (b) will not incur any liabilities other than liabilities relating to its Guarantee of the notes, its Guarantee of any other debt of AK Steel, any other Indebtedness it may incur and any other obligations or liabilities incidental to holding 100% of the Capital Stock of AK Steel and its liabilities incidental to its status as a public company; provided, however, that for purposes of this covenant only, the term “liabilities” shall not include any liability for the declaration and payment of dividends on any Capital Stock of AK Holding; and provided further that if AK Holding merges with or into AK Steel, this covenant shall no longer be applicable.

SEC Reports and Reports to Holders

Whether or not AK Steel is then required to file reports with the SEC, AK Steel shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC’s rules and regulations. AK Steel shall supply the Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. AK Steel shall be deemed to have complied with this covenant to the extent that AK Holding files all reports and other information required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act relating to AK Holding and its consolidated subsidiaries, including AK Steel.

Events of Default

The following events will be defined as “Events of Default” in the Indenture with respect to the notes:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) AK Steel defaults in the performance of or breaches any other covenant or agreement in the Indenture applicable to the notes or under the notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 90 consecutive days (or, in the case of a default in the performance of or breach of the covenant described under “—SEC Reports and Reports to Holders,” such default or breach continues for a period of 120 consecutive days) after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

(d) there occurs with respect to any issue or issues of Indebtedness of AK Holding, AK Steel or any Significant Subsidiary having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AK Holding, AK Steel or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of AK Holding, AK Steel or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) the winding-up or liquidation of the affairs of AK Holding, AK Steel or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(g) AK Holding, AK Steel or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(h) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(i) with respect to Notes Collateral having a fair market value of $75 million, the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on such Notes Collateral (to the extent perfection by filing, registration, recordation or possession is required by the Indenture or the Security Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for a period of 30 consecutive days after notice, or the enforceability thereof shall be contested by AK Steel or any Subsidiary Guarantor.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to AK Steel) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to AK Steel (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by AK Holding, AK Steel or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to AK Steel, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to AK Steel and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

An officer of AK Steel must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of AK Steel and its Subsidiaries and AK Steel’s and its Subsidiaries’ performance under the Indenture and that AK Steel has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. AK Steel will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Satisfaction and Discharge; Defeasance

The Indenture shall be satisfied and discharged if (i) AK Steel shall deliver to the Trustee all notes then outstanding for cancellation or (ii) all notes not delivered to the Trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and AK Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of notes that have become due and payable), provided that in either case AK Steel shall have paid all other sums payable under the Indenture; provided, (i) upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the applicable redemption date (the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption and (ii) any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption.

Defeasance and Discharge

The Indenture provides that AK Steel will be deemed to have paid and will be discharged from any and all obligations in respect of the notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) AK Steel has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the stated maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date; provided, (i) upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption and (ii) any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption.

(B) AK Steel has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of AK Steel’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940; and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default other than may arise from making such deposit.

Defeasance of Certain Covenants and Certain Events of Default

The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the provisions of the Indenture described herein under “Change of Control,” and all the covenants described herein under “Certain Covenants,” clauses (c), (d), (e), (h) and (i) under “Events of Default,” shall be deemed not to be Events of Default, in each case with respect to the notes, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by AK Steel to the Trustee of an Opinion of Counsel to the effect that, among other things, the beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event AK Steel exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, AK Steel will remain liable for such payments and AK Holding’s Note Guarantee with respect to such payments will remain in effect.

Modification and Waiver

The Indenture or the Security Documents may be amended, with respect to the notes, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments shall not adversely affect the interests of Holders in any material respect;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or in order to maintain such qualification;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) provide for the issuance of Additional Notes;

(6) make any change that, in the good faith opinion of the board of directors of AK Steel, does not materially and adversely affect the rights of any Holder under the Indenture or the Security Documents;

(7) to conform any provision to this “Description of Notes”; or

(8) to provide for any Guarantee of the notes, to secure the notes or any Guarantee of the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the Indenture.

In addition, the Security Documents may be amended without any Holder’s consent to add additional secured creditors holding other Parity Lien Obligations or Junior Lien Obligations so long as such obligations (and the Liens securing them) are not prohibited by the Indenture.

Modifications and amendments of the Indenture affecting the notes or the Security Documents may be made with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “Optional Redemption;”

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) modify any of the provisions of this “Modification and Waiver” requiring the consent of a requisite number of Holders, except to increase any percentage requiring consent or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding note;

(8) release any Guarantor from its Note Guarantee, except as provided in the Indenture;

(9) amend, change or modify the obligation of AK Steel to make and consummate an Offer to Purchase under the “Change of Control” covenant after a Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(11) modify or change any provision of the Indenture affecting the ranking of the notes or any Note Guarantee in a manner adverse to any Holder; or

(12) make any change in the provisions of the Security Documents dealing with the application of the proceeds of Notes Collateral from the Lien under the Indenture and the Security Documents with respect to the notes that would adversely affect the Holders.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the notes then outstanding, no amendment or waiver may release from the Lien of the Indenture and the Security Documents all or substantially all of the Notes Collateral.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture insofar as relevant to the notes. Reference is made to the Indenture for other capitalized terms used in this “Description of Notes” for which no definition is provided.

“ABL Collateral” means (a) all inventory (as defined in the New York UCC), (b) all receivables (meaning, all accounts (as defined in the New York UCC) owned by AK Steel or AK Tube and all other rights, titles or interests that, in accordance with GAAP, would be included in receivables on its balance sheet (including any such account and/or rights, titles or interests that might be characterized as chattel paper, documents, instruments or general intangibles under the UCC in any jurisdiction), in each case arising from the sale, lease, exchange or other disposition of inventory, and all of AK Steel’s and AK Tube’s rights to any goods, services or other property related to any of the foregoing and all collateral security and supporting obligations of any kind given by any Person with respect to any of the foregoing), (c) all contracts for sale, lease, exchange or other disposition of inventory, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto, (d) all documents (as defined in the UCC) covering inventory, (e) each deposit account (as defined in the Credit Agreement) (excluding the Concentration Account, as defined in the Credit Agreement) in which proceeds of inventory or receivables or ABL Collateral are deposited, (f) all trademarks, servicemarks, trade names and similar intangible property owned or used by AK Steel or AK Tube in its business, together with the goodwill of the business symbolized thereby and all rights relating thereto, provided that the rights of the agent under the Credit Agreement, on behalf of the lenders under the Credit Agreement, shall be limited to the use of such collateral to manufacture process and sell the inventory, (g) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of AK Steel or AK Tube pertaining to any of the collateral, and (h) all other proceeds of the collateral described in the foregoing clauses (a) through (g).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Bank Obligations” means all Indebtedness under the Credit Agreement, and all Obligations in respect thereof.

“Board of Directors” means the board of directors of AK Holding.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock but excluding any convertible or exchangeable debt securities.

“Cash Equivalents” means

(1) U.S. dollars, or money in other currencies received in the ordinary course of AK Steel’s business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition, and

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5).

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AK Steel and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of AK Holding on a fully diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of AK Holding or AK Steel;

(4) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by AK Holding’s stockholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(5) AK Holding or AK Steel consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into AK Holding or AK Steel, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AK Holding or AK Steel, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of AK Holding or AK Steel outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) AK Holding fails to own 100% of the Capital Stock of AK Steel; provided, however, that it shall not be deemed a Change of Control if AK Holding merges into AK Steel, except that in such case, AK Steel shall be substituted for AK Holding for purposes of this definition of “Change of Control,” and this clause (6) shall no longer be applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Closing Date” means the date on which the notes are issued under the Indenture.

“Collateral Agent” means the Trustee in its capacity as the Collateral Agent or any collateral agent appointed by the Trustee pursuant to the Indenture and the Security Documents.

“Consolidated Net Tangible Assets” means the total assets of AK Holding and its Subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of the Subsidiaries, all as would be set forth on the most recently available quarterly or annual consolidated balance sheet of AK Holding and its Subsidiaries, prepared in conformity with GAAP. For purposes of calculating Consolidated Net Tangible Assets, pro forma effect shall be given on the date of calculation to the items set forth in Fixed Charge Coverage Ratio.

“Credit Agreement” means the amended and restated loan and security agreement dated as of March 17, 2014, among AK Steel, the lenders party thereto and Bank of America, N.A., as agent, together with any related documents, as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“EBITDA” shall be determined on a last-in first-out inventory method and consolidated basis for AK Holding and its subsidiaries in conformity with GAAP, as the sum, without duplication, of net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, losses arising from the sale of capital assets, other non-cash losses and charges deducted in the calculation of net income (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), any non-recurring, unusual or extraordinary losses or charges, all plant consolidation, shut-down or idling costs or charges, including any contract termination or union settlement charges, all write-offs and write-downs and all non-cash corridor charges associated with pensions and other post-retirement benefit obligations (in each case, only to the extent included in determining net income), less non-cash gains included in the calculation of net income (other than any such non-cash item to the extent that it will result in the receipt of cash payments within 12 months after the date on which it was accrued), gains arising from the sale of capital assets, gains arising from the write-up of assets, any non-recurring, unusual or extraordinary gains and all non-cash corridor gains associated with pensions and other postretirement benefit obligations (in each case, only to the extent included in determining net income).

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into equity.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of (a) the aggregate amount of EBITDA for the most recent four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to (b) the aggregate Fixed Charges during such reference period.

In making the foregoing calculation,

(1) the Fixed Charge Coverage Ratio shall be calculated for AK Holding and its subsidiaries on a consolidated basis;

(2) pro forma effect will be given to any Indebtedness Incurred during or after the reference period and on or prior to such date of determination to the extent the Indebtedness is outstanding or is to be Incurred on such date as if the Indebtedness had been Incurred on the first day of the reference period;

(3) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any hedging agreement applicable to the Indebtedness if the hedging agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(4) Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the transaction date, except for interest expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded; and

(5) Any acquisitions, dispositions, amalgamations, mergers (including the Transactions), consolidations and discontinued operations (as determined in accordance with GAAP), that the Company or any of its Subsidiaries has made during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio calculation date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, amalgamations, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any acquisition, disposition, amalgamation, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, discontinued operation, merger, amalgamation or consolidation or had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means the sum of consolidated cash interest expense as determined in accordance with GAAP and cash dividends on any preferred stock.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Indebtedness owed to AK Holding or a Subsidiary of AK Holding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means AK Steel Holding Corporation and any Subsidiary that Guarantees the notes.

“Holder” means each holder of the notes.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by AK Steel.

“Junior Intercreditor Agreement” means an intercreditor agreement entered into among AK Steel, the Guarantors, the Trustee, the Collateral Agent, on behalf of itself, the holders of other Parity Lien Obligations (if any) and the Holders, and the authorized representative of any Junior Lien Obligations, on behalf of itself and the holders of such Junior Lien Obligations, which agreement shall be on customary terms and establish that the Liens on any Notes Collateral securing such Junior Lien Obligations shall rank junior to the Liens on such Notes Collateral securing any obligations under this Indenture, the notes and the Guarantees.

“Junior Lien Obligations” means any Indebtedness of AK Steel or any Guarantor which is or will be secured by a Lien on the Notes Collateral on a basis that is junior to the notes and the Guarantees pursuant to the Junior Intercreditor Agreement.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service Inc. or its successor.

“Net Cash Proceeds” means, with respect to any Notes Collateral Asset Sale, the proceeds of such Notes Collateral Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions and other fees and expenses related to such Notes Collateral Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2) provisions for taxes payable by AK Steel, AK Holding or their Restricted Subsidiaries as a result of such Notes Collateral Asset Sale taking into account the consolidated results of operations of AK Steel, AK Holding and their Restricted Subsidiaries; and

(3) appropriate amounts to be provided as a reserve against liabilities associated with such Notes Collateral Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Notes Collateral Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Note Guarantee” means a Guarantee of the obligations of AK Steel under the Indenture and the notes by a Guarantor.

“Notes Collateral” means the real property, plant and equipment that are owned or hereafter acquired by AK Steel or any Subsidiary Guarantor, and all proceeds thereof, other than Excluded Property.

“Notes Collateral Asset Sale” means any sale, lease, transfer or other disposition of any Notes Collateral outside the ordinary course of business by AK Steel or any Subsidiary Guarantor, including by means of a merger, consolidation or similar transaction (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Notes Collateral Asset Sale”:

(1) a disposition to AK Steel or any Subsidiary Guarantor;

(2) the disposition by AK Steel or any Subsidiary Guarantor of damaged, worn out or obsolete assets;

(3) a transaction covered by “Consolidation, Merger or Sale of Assets—AK Steel and AK Holding” or that constitutes a Change of Control;

(4) the granting of a Lien, other than in connection with a Sale and Leaseback Transaction, if the Lien is granted in compliance with the covenant described under “Limitation on Liens”;

(5) the surrender or waiver of contract rights in connection with a settlement of claims by AK Steel, AK Holding or any Restricted Subsidiary;

(6) the transfer of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds thereof; provided that such net cash proceeds are deemed to be Net Cash Proceeds and are applied in accordance with the provision described under “Certain Covenants—Limitation on Notes Collateral Asset Sales”;

(7) the sale and leaseback of any assets within 90 days of the acquisition thereof; provided that any Lien incurred in connection therewith is permitted pursuant clause (5) to the provision described under “Certain Covenants—Limitation on Liens” and the provision described under “Certain Covenants—Limitation on Sale and Leaseback Transactions”;

(8) the sale of assets by AK Steel or any Subsidiary Guarantor upon the foreclosure of a Lien; and

(9) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5.0 million.

“Obligations” means, with respect to any Indebtedness, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offer to Purchase” means an offer to purchase notes by AK Steel from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless AK Steel defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, AK Steel shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by AK Steel. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. AK Steel will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. AK Steel will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable. in the event that AK Steel is required to repurchase notes pursuant to an Offer to Purchase.

“Permitted Business” means any of the businesses in which AK Steel, AK Holding and the Restricted Subsidiaries are engaged on the Issue Date and any business reasonably related, incidental, complementary or ancillary thereto or that is a reasonable extension, development or expansion thereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof .

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of AK Steel, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by AK Steel (as certified by a resolution of the board of directors of AK Steel) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories:

Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to AK Steel or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which AK Steel or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities or other activities reasonably related thereto.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor Financial Services LLC, a subsidiary of S&P Global Inc. or its successor.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AK Steel or any Subsidiary of AK Steel of any Principal Property, which Principal Property has been or is to be sold or transferred by AK Steel or any Subsidiary of AK Steel to such Person.

“Security Documents” means (i) the Collateral Trust Agreement and (ii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the notes and the Note Guarantee as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means (a) any Restricted Subsidiary of AK Holding that, at the time of determination would be a significant subsidiary of AK Holding pursuant to Rule 1-02 of Regulation S-X as in effect on the Closing Date or (b) any group of Restricted Subsidiaries that, taken together, would be a “Significant Subsidiary” under clause (a) above.

“Subsidiary” means with respect to any specified Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, or other entity of which at least a majority of the common equity interests are, at the time directly or indirectly owned by that Person, or by one or more other Subsidiaries of that Person, or by that Person and one or more other Subsidiaries of that Person.

“Subsidiary Guarantor” means each Subsidiary that Guarantees the notes under the Indenture.

“Subordinated Indebtedness” means any Indebtedness of AK Steel, AK Holding or any Guarantor that is subordinated in right of payment to the notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the stated maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Unrestricted Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Subsidiary and (iii) any Subsidiary of AK Holding created after the Closing Date, at least 10% of the Voting Stock of which is owned by Persons other than AK Holding or a Subsidiary thereof; provided that (a) such Subsidiary does not engage in the business of AK Steel as conducted on the Closing Date (but shall engage in any extension thereof or activities incidental or related thereto) and (b) in the event (1) any such Subsidiary Guarantees Indebtedness of AK Steel in an aggregate amount in excess of $50 million or (2) AK Steel or any of its Subsidiaries (other than an Unrestricted Subsidiary) contributes or otherwise transfers (other than a sale for fair market value) any Principal Property (including shares of stock of a Subsidiary that owns the Principal Property) or the proceeds of any sale of Principal Property to such Subsidiary, in either case such Subsidiary shall cease to be an Unrestricted Subsidiary.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of AK Steel in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of AK Steel or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee need perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of AK Steel, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as defined by the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign as provided therein.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes the material U.S. federal income tax consequences to “non-U.S. holders” of ownership and disposition of the notes purchased in this offering, but does not purport to provide a complete analysis of all potential U.S. federal income tax considerations relating thereto.

A “non-U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax advisor regarding the U.S. federal income tax consequences of owning or disposing of a note.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns the notes, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners of partnerships or other pass-through entities that own the notes should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective purchasers should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of the notes, including the consequences under the laws of any state, local or non-U.S. jurisdiction.

U.S. Federal Withholding Tax

Subject to the discussion below concerning FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•	you certify on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction of the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed IRS Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Any gain, (which does not include amounts attributable to accrued interest, which are taxable as set forth above) realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you).

If you are engaged in a trade or business in the United States and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to a permanent establishment), you will be subject to U.S. federal income tax (but not U.S. withholding tax, assuming, in the case of interest, a properly executed Form W-8ECI is provided) on such interest or gain on a net income basis, generally in the same manner as if you were a United States person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Backup Withholding and Information Reporting

Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS and to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement.

Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and you may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes and, after December 31, 2018, payments of proceeds of sales or redemptions of the notes paid to “foreign financial institutions” (which is broadly defined for this purpose to include investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivering of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
BMO Capital Markets Corp.
Citizens Capital Markets, Inc.
Fifth Third Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
Regions Securities LLC

Total	$380,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

AK Steel, AK Holding, AK Tube and AK Steel Properties have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.8 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

AK Steel and AK Holding have agreed that they will not, for a period of 30 days after the date of this offering memorandum, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

As described in “Use of Proceeds,” we will use the proceeds of this offering to refinance the Company’s 8.750% Senior Secured Notes due 2018. We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the dealer manager for the Cash Tender Offer of the 2018 Notes, and we have agreed to reimburse them for their reasonable out-of-pocket expenses in connection with such Cash Tender Offer.

Additionally, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as agent under the Credit Facility and each of the underwriters or their affiliates are lenders under the Credit Facility.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Canadian Residents

Resale Restrictions

The sale of our notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where sales of these notes are made. Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Canadian Purchasers

By purchasing our notes in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representative[s] for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (A) to (C) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the securities on our behalf. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of AK Steel Holding Corporation included in AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of AK Steel Holding Corporation’s internal controls over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. AK Steel Holding Corporation’s financial statements are incorporated by reference in reliance on Ernst  & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. Our filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	our Current Reports on Form 8-K filed on March 22, 2016, April 8, 2016, May 3, 2016, May 27, 2016 and June 9, 2016 (only as to Item 8.01 therein); and

•	any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 unless specifically provided in such Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

PROSPECTUS

AK STEEL CORPORATION

SECURED DEBT SECURITIES

DEBT SECURITIES

AK STEEL HOLDING CORPORATION

COMMON STOCK

PREFERRED STOCK

GUARANTEES

WARRANTS

SHARE PURCHASE CONTRACTS

UNITS

AK TUBE LLC

GUARANTEES

AK STEEL PROPERTIES, INC.

GUARANTEES

AK Steel Corporation (“AK Steel”) may from time to time offer to sell its secured or unsecured debt securities, which may be fully and unconditionally guaranteed by any of AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel, AK Tube LLC (“AK Tube”) and a 100% -owned subsidiary of AK Steel, AK Steel Properties, Inc. (“AK Properties” and together with AK Tube, the “Additional Guarantors”). Such debt securities may be convertible or exchangeable for or exercisable into shares of common stock or preferred stock of AK Holding.

AK Holding may from time to time offer to sell shares of its common stock or preferred stock, or warrants, share purchase contracts or units. AK Holding’s common stock is listed on the New York Stock Exchange and trades under the ticker symbol “AKS.”

AK Steel, AK Holding, AK Tube and AK Properties may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. AK Steel, AK Holding, AK Tube and AK Properties will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. AK Steel, AK Holding, AK Tube and AK Properties will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The principal executive offices of AK Steel, AK Holding, AK Tube and AK Properties are located at 9227 Centre Pointe Drive, West Chester, Ohio, 45069, and their telephone number at that address is (513) 425-5000.

Investing in the securities involves risks. See “Risk Factors” on page 3 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus or any applicable prospectus supplement to read about factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is June 13, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and documents incorporated by reference. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus, including in each case any information incorporated by reference herein or therein, together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus and any earlier prospectus supplement.

We have not authorized anyone else to provide you with other information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to AK Holding and its consolidated subsidiaries, including AK Steel, AK Tube and AK Properties.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2015, including portions of AK Holding’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2016, incorporated by reference therein;

•	AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

•	AK Holding’s Current Reports on Form 8-K, as may be amended from time to time, filed on March 22, 2016, April 8, 2016, May 3, 2016, May 27, 2016 and June 9, 2016 (only as to Item 8.01 therein); and

•	future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus; provided that this prospectus does not and will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K unless specifically provided in such Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

BUSINESS

We operate eight steelmaking and finishing plants, two coke plants and two tube manufacturing plants across six states—Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. These operations produce flat-rolled carbon, specialty stainless and electrical steels that we sell in sheet and strip form, and carbon and stainless steel that we finish into welded steel tubing. We also produce metallurgical coal through our AK Coal Resources, Inc. (“AK Coal”) subsidiary. In addition, we operate trading companies in Mexico and Europe that buy and sell steel and steel products and other materials.

In 2014, we acquired Severstal Dearborn, LLC. The assets acquired include the integrated steelmaking assets located in Dearborn, Michigan, the Mountain State Carbon, LLC cokemaking facility located in Follansbee, West Virginia, and interests in joint ventures that process flat-rolled steel products.

The registered and principal executive offices of AK Holding and AK Steel are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000. For administrative convenience, each of the Additional Guarantors utilizes the offices of AK Holding and AK Steel as their principal executive offices.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties included in any prospectus supplement or free writing prospectus and under “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties discussed in the documents incorporated by reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and the documents that are incorporated by reference herein that are based on our management’s beliefs and assumptions and on information available to our management at the time such statements were made. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in our forward-looking statements. You should not rely on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry;

•	increased global steel production and imports;

•	changes in the cost of raw materials and energy;

•	our significant amount of debt and other obligations;

•	severe financial hardship or bankruptcy of one or more of our major customers or key suppliers;

•	reduced demand in key product markets due to competition from aluminum or other alternatives to steel;

•	excess inventory of raw materials;

•	supply chain disruptions or poor quality of raw materials;

•	production disruption or reduced production levels;

•	our healthcare obligations;

•	our pension obligations;

•	not reaching new labor agreements on a timely basis;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	regulatory compliance and changes;

•	climate change and greenhouse gas emission limitations;

•	conditions in the financial, credit, capital and banking markets;

•	our use of derivative contracts to hedge commodity pricing volatility;

•	potential permanent idling of facilities;

•	inability to fully realize benefits of margin enhancement initiatives; and

•	information technology security threats and cybercrime.

The risk factors discussed under “Risk Factors” in this prospectus, any prospectus supplement, any free writing prospectus and under “Item 1A.—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2015 and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus, in any applicable prospectus supplement or any applicable free writing prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update our forward-looking statements other than as required by law.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any common stock, preferred stock, debt securities, warrants, share purchase contracts or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES

The table below sets forth the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges of AK Holding and its subsidiaries on a consolidated basis for each of the periods indicated.

	Three months ended March 31, 2016	Year ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(a)	NM	NM	NM	NM	NM	NM
Ratio of earnings to combined fixed charges(b)	NM	NM	NM	NM	NM	NM

(a)	For the three months ended March 31, 2016 and the years ended December 31, 2015, 2014, 2013, 2012 and 2011, earnings were less than fixed charges by $14.5 million, $420.3 million, $74.1 million, $39.9 million, $252.1 million and $243.6 million, respectively.
(b)	For the three months ended March 31, 2016 and the years ended December 31, 2015, 2014, 2013, 2012 and 2011, earnings were less than combined fixed charges by $14.5 million, $420.3 million, $74.1 million, $39.9 million, $252.1 million and $243.6 million, respectively.

For purposes of calculating each of the consolidated ratios above, earnings have been based on income before income taxes and fixed charges (exclusive of interest capitalized). Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, secured or unsecured debt securities, warrants, share purchase contracts, units and/or guarantees that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon by Weil, Gotshal & Manges LLP.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of AK Steel Holding Corporation included in AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of AK Steel Holding Corporation’s internal controls over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. AK Steel Holding Corporation’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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AK Steel Corporation

    % Senior Secured Notes due 2023

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Deutsche Bank Securities

J.P. Morgan

Wells Fargo Securities

Citigroup

Credit Suisse

Goldman, Sachs & Co.

BMO Capital Markets

Citizens Capital Markets, Inc.

Fifth Third Securities

ING

PNC Capital Markets LLC

Regions Securities LLC

June     , 2016